Exhibit 4.11

Dated 27 September 2013

THE ROYAL BANK OF SCOTLAND GROUP plc

and

 THE ROYAL BANK OF SCOTLAND plc

and

NATIONAL WESTMINSTER BANK plc

and

WILLIAMS & GLYN’S LIMITED

and

LUNAR INVESTORS LLP

and

CORSAIR IV-B FSCP AIV II CAYMAN, L.P.

and

CORSAIR IV FSCP AIV II CAYMAN, L.P.

and

CORSAIR RAINBOW INVESTORS, L.P.

and

CENTERBRIDGE CAPITAL PARTNERS SBS II (CAYMAN), L.P.

and

CENTERBRIDGE CAPITAL PARTNERS II (CAYMAN), L.P.

INVESTMENT AGREEMENT relating to certain operations of the Business Sellers in England and Wales and in Scotland, comprising the Businesses

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref: S Branigan / S Navazesh

Investment Agreement

This Agreement is made on 27 September 2013 between:

(1)	THE ROYAL BANK OF SCOTLAND GROUP plc, a company incorporated in Scotland (registered no SC045551) whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YB (“RBSG”);

(2)	THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland (registered no SC090312) whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YB (“RBS”);

(3)	NATIONAL WESTMINSTER BANK plc, a company incorporated in England (registered no 929027) whose registered office is at 135 Bishopsgate, London, EC2M 3UR (“NatWest”);

(4)	WILLIAMS & GLYN’S LIMITED, a company incorporated in England (registered no 8677775) whose registered office is at 135 Bishopsgate, London, EC2M 3UR (“Newco”);

(5)
LUNAR INVESTORS LLP, a limited liability partnership incorporated under the Limited Liability Partnership Act 2000, with registration number  OC388127 and whose registered office is at 63 Brook Street, London, W1K 4HS (the “Investor”);

(6)
CORSAIR IV-B FSCP AIV II CAYMAN, L.P., a limited partnership incorporated in the Cayman Islands (registered no MC-72584) whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Corsair 1”);

(7)
CORSAIR IV FSCP AIV II CAYMAN, L.P., a limited partnership incorporated in the Cayman Islands (registered no MC-72583) whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Corsair 2”);

(8)
CORSAIR RAINBOW INVESTORS, L.P., a limited partnership incorporated in the Cayman Islands (registered no MC-72619) whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Corsair 3”);

(9)
CENTERBRIDGE CAPITAL PARTNERS SBS II (CAYMAN), L.P., a limited partnership incorporated in the Cayman Islands (registered no WK-66984) whose registered office is at Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002 (“Centerbridge 1”); and

(10)
CENTERBRIDGE CAPITAL PARTNERS II (CAYMAN), L.P., a limited partnership incorporated in the Cayman Islands (registered no WK-66992) whose registered office is at Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002 (“Centerbridge 2” and, together with Corsair 1, Corsair 2, Corsair 3 and Centerbridge 1, the “Core Consortium Members” and each a “Core Consortium Member”), each being a “party” to this Agreement and together comprising the “parties” to this Agreement.

Whereas:

(A)	The Investor has agreed to invest in the Businesses on and subject to the terms set out in this Agreement.

(B)	The Issuer has agreed to issue the Exchangeable Bonds to the Investor and the Investor has agreed to subscribe the Exchangeable Bonds on and subject to the terms set out in this Agreement.

(C)	RBSG has incorporated Newco as a wholly owned subsidiary for the purposes of transferring the Businesses on and subject to the terms set out in this Agreement.

(D)	The Business Sellers have agreed to transfer, or procure the transfer of, the Businesses to Newco on and subject to the terms set out in this Agreement.

(E)	Newco has agreed to purchase the Businesses and assume the obligations imposed on Newco on and subject to the terms set out in this Agreement.

(F)	RBSG and the Investor have agreed certain governance provisions relating to the Businesses and Newco on and subject to the terms set out in this Agreement.

(G)	RBSG and the Investor have agreed to take certain steps to plan for and implement an IPO on and subject to the terms set out in this Agreement.

(H)	The Core Consortium Members have agreed to procure that the Investor complies with certain of its obligations on and subject to the terms set out in this Agreement.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Act” means the Financial Services and Markets Act 2000 (as amended or replaced);

“Agreed Terms” means, (i) in relation to a document the terms of which are agreed between RBSG and the Investor on or prior to the date of this Agreement, such document in the terms so agreed and initialled for identification by or on behalf of RBSG and by or on behalf of the Investor with such alterations as may be agreed in writing between RBSG and the Investor from time to time, and (ii) in relation to any document, the terms of which are, in accordance with this Agreement, to be agreed between RBSG and the Investor (or between RBSG, the Business Sellers and Newco) after the date of this Agreement, such document in the terms as so agreed in due course;

“Articles” means the revised articles of association to be adopted by Newco as determined by RBSG on or prior to Closing;

***

“Assumed Liabilities” has the meaning given to it in Clause 5.2.3;

“Assumed Liability Claim” has the meaning given to it in Clause 13.1.3;

“Audit Committee” has the meaning given to it in Clause 3.5.1;

“Banking Code of Conduct” means the Code of Practice on Taxation for Banks;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Banking Licence” has the meaning given to it in Clause 4.2.1;

“Books and Records” means, in the case of each Business, all notices, correspondence, orders, inquiries and other documents and all computer disks or tapes or other machine legible programs or other records (excluding information technology and software but including, without limitation, operational customer and client data and operational account data), in so far as such documents and records are in the possession of or under the control of a Business Seller and which relate exclusively to the Businesses or are required to be held by or in the Businesses (or any of them or their respective owners or controllers) by reason of any Law and Regulations, save in each case for books, records and other documents which (i) the relevant Business Seller is required by Law and Regulations to retain; or (ii) relate to accounting, the Tax affairs of the Business Sellers, insurance or regulatory information;

“Budget” means the annual budget forecast for the Businesses and long term forecast amended only as permitted by this Agreement, the current Budget being appended to this Agreement as Appendix C in the Agreed Terms;

“Business” means, in the case of each Business Seller:

(a)	the Retail Business;

(b)	the SME Business; and

(c)	the Mid-Corporate Business,

in each case as carried on, as the case may be, by NatWest and by RBS at Closing, and “Businesses” means all the Retail Business, the SME Business and the Mid-Corporate Business taken together;

“Business Assets” means, in relation to each Business Seller, all the property, rights and assets agreed to be sold by that Business Seller under Clause 5.2.1 of this Agreement but excluding the Excluded Assets;

“Business ATMs” means the automated teller machines located at the Business Properties as set out in Schedule 8;

“Business Data” means, in the case of each Business, all Books and Records which are held in electronic form on the systems of the relevant Business Seller;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London, United Kingdom;

“Business Intellectual Property” means any Intellectual Property owned by any member of the RBSG Group which is used by the RBSG Group exclusively in relation to the Businesses (or any of them) immediately before Closing, but excluding the Excluded Intellectual Property;

“Business Properties” means, in the case of each Business:

(a)	the Owned Properties;

(b)	the Leasehold Properties; and

(c)	the Business Underletting Properties,

and “Business Property” means any one of them;

“Business Receivables” means, in the case of each Business, all book and other debts or sums receivable by, payable to or owed to the relevant Business Seller to the extent that such debts and sums arise in respect of the relevant Business and are outstanding at Closing whether or not yet immediately due or payable (including trade debts, deposits, prepayments, retrospective rebates and overpayments), and interest thereon, but excluding debts owed to the Business Sellers by any relevant Tax Authority or member of the RBSG Group in respect of Taxation relating to the Businesses attributable to periods ended on or before, or an Event (other than Closing) occurring (or deemed to occur) on or before, Closing (such debts in respect of Taxation including, for the avoidance of doubt, any bond or other security issued by any Tax Authority or other governmental agency representing any such debts);

“Business Seller” means RBS or NatWest, as the context may require, and “Business Sellers” means RBS and NatWest taken together;

“Business Sellers’ Indemnity” means the indemnity given by the Business Sellers pursuant to Clause 12.1;

 “Business Underletting Properties” has the meaning given to it in Part 1 of Schedule 2;

“Centralised Products” means all Products not assigned to a branch-based sort code of a Business Seller;

“CEO” means the CEO of the Businesses/Newco from time to time;

“CFO” means the CFO of the Businesses/Newco from time to time;

“Chairman” means the RBSG-appointed Chairman or the IPO Chairman of the Transitional Board or the Newco Board, as applicable, from time to time;

“Claims” means, in the case of each Business Seller, all rights and claims as at Closing of the relevant Business Seller under any warranties, undertakings, covenants, conditions, guarantees or indemnities, whether express or implied and arising under any contract, undertaking or agreement (including each Contract) to which any Business Seller is a party to the extent that such rights or claims relate exclusively to the Businesses or Business Assets (including rights or claims under any policies of insurance);

“Client Agreements” means, in the case of each Business, those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements (including any loan agreements, facility agreements and other credit agreements), entered into or orders made by or on behalf of, or the benefit of which is held in trust for or has been assigned to, the relevant Business Seller with Customers in respect of the Products, Safe Custody Agreements, Trade Services Client Agreements, Markets Client Agreements and International Banking Client Agreements, in each case which were entered into in the course of such Business on or before Closing to the extent that, immediately before Closing, the same remain to be completed or performed (in whole or in part) or remain in force but excluding all trustee or agency roles carried out by a Business Seller, any agreements in relation to which a Business Seller has entered into a risk participation agreement with a third party, any agreements relating to assets that have been securitised by a Business Seller or a member of the RBSG Group and Loan Guarantees/Security (or any other agreements, deeds and other documents or instruments pursuant to which any relevant Business Seller is entitled to the benefit of any guarantee, indemnity, rental assignment, mortgage or security interest);

“Closing” means the completion of the sale of the Businesses to Newco pursuant to Clause 9, on and subject to the terms set out in this Agreement;

“Closing Date” means the date on which Closing takes place;

“Common Equity Tier 1 Capital” means Common Equity Tier 1 Capital, as defined in the CRR and the prevailing PRA rules and guidance in force from time to time;

“Common Equity Tier 1 Capital Ratio” means the ratio that is equal to Common Equity Tier 1 Capital divided by Risk Weighted Assets;

 “Confidentiality Agreements” means the confidentiality agreements (1) dated 31 December 2012 between RBSG and Corsair IV Financial Services Capital Partners, L.P. and (2) dated 4 January 2013 between RBSG and Centerbridge Advisors II, LLC, pursuant to each of which the RBSG Group made available to Corsair IV Financial Services Capital Partners, L.P. and Centerbridge Advisors II, LLC and their respective affiliates certain confidential information relating to the Businesses;

“Consortium Members” means each of Corsair 1, Corsair 2, Corsair 3, Centerbridge 1, Centerbridge 2, The Church Commissioners for England and RIT Capital Partners PLC or any other person who is admitted as a member of the Investor from time to time;

“Contracts” means, in the case of each Business:

(a)
all contracts, undertakings, arrangements and agreements, whether written or otherwise, in each case entered into on or prior to Closing by or on behalf of, or the benefit of which is held in trust for or has been assigned to, any of the Business Sellers and entered into predominantly in the course of that Business, and to the extent that immediately prior to Closing the same remain to be completed or performed (in whole or in part) or remain in force excluding Client Agreements and Loan Guarantees/Security (or any other agreements, deeds and other documents or instruments pursuant to which the Business Seller is entitled to the benefit of any guarantee, indemnity, rental assignment, mortgage or security interest); and

(b)	the Client Agreements related to that Business,

but excluding:

(i)	employment and other agreements with Relevant Employees, other than any Client Agreements;

(ii)	contracts of insurance (other than any payment protection insurance products or services related to a Client Agreement);

(iii)	contracts, arrangements and agreements in respect of treasury hedging;

(iv)	leases and any other related or similar agreements, undertakings and arrangements with respect to the Business Properties (to which the provisions set out in Schedule 2 shall apply); and

(v)
all contracts, undertakings, agreements or binding arrangements which form part of or relate to the Excluded Business and (other than in relation to Client Agreements) which do not predominantly relate to any Business, and “Contract” means any of them;

“Court” means the High Court of England and Wales;

“Court Order” means the order of the Court sanctioning the Scheme pursuant to Section 111 of the Act and making provision pursuant to Section 112(1) of the Act;

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms;

“Created Documents” means all analyses, compilations, studies and other documents prepared by any member of the Investor’s Group or the Consortium Members or their respective officers, employees, agents or advisers which contain or otherwise reflect or are generated from RBS Confidential Information;

“Customers” means the Retail Customers, SME Customers and Mid-Corporate Customers, but excluding any Excluded GRG Customers;

***

“Effective Time” means the date and time on which the Businesses (excluding any Non-Scheme Assets) transfer under the Scheme according to its terms;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, other than repairer’s or similar liens or supplier’s retentions of title arising in the ordinary course of business and excluding in each case, for the avoidance of doubt, any right, agreement, arrangement or obligation that may have been created or entered into between a Customer and one or more persons who are not members of the RBSG Group;

“Event” includes any transaction, action or omission, any change in the residence of any person for the purposes of any Tax, the death of any person or the dissolution of any company or partnership and Closing;

“Exchangeable Bonds” means the £600,000,000 Exchangeable Bonds due 2018 to be issued by the Issuer to the Investor on the Exchangeable Bonds Issue Date, pursuant to the terms and conditions (“Exchangeable Bonds Conditions”) appended to this Agreement as Appendix A;

“Exchangeable Bonds Issue Date” has the meaning given to it in Clause 2.2;

“Excluded Assets” means the assets, properties and rights described in Clause 5.2.2;

“Excluded Business” means (i) any business carried on by a member of the RBSG Group to the extent it relates to the sale or provision of Excluded Products or (ii) any business carried on by a member of the RBSG Group to the extent it relates to the sale or provision of Products to customers of the RBSG Group who are not Customers;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Excluded GRG Customers” means those customers of the Business Sellers whose PCINs and/ or CINs are set out in Schedule 11, other than any such customers who may be excluded from Schedule 11 in RBSG’s sole discretion after the date of this Agreement and before 8 October 2013 and notified to the Investor accordingly;

“Excluded Intellectual Property” means the RBS Trade Marks;

“Excluded Liabilities” has the meaning given to it in Clause 5.2.4;

“Excluded Liability Claim” has the meaning given to it in Clause 13.3.1;

“Excluded Mortgages” means:

(a)	any Securitised Mortgages; and

(b)	mortgages under the “One Account”, “First Active”, “Virgin One” or “NatWest One” name or brand, any lifetime mortgages, any RBS CAMs (current account mortgages);

“Excluded Products” means all products and services sold or provided to customers of the RBSG Group by members of the RBSG Group other than the Products. The following, without limitation, are not Products and shall therefore be Excluded Products:

(a)	Excluded Mortgages;

(b)	insurance products and services (other than any payment protection insurance products or services related to a Client Agreement);

(c)
products and services provided by or in connection with any private banking or wealth management activity or business carried on under the “Coutts”, “RBS Coutts”, “Drummonds”, “Child & Co”, “Citizens” or “Adam & Company” name or brand or any successor name or brand;

(d)	regulatory products (being income arising from the sale of wealth management products by people who are Approved Persons (as defined in the FS Rules) and regulated investment products);

(e)	financial planning products provided through any previous joint venture arrangements between the RBSG Group and Aviva;

(f)
products and services provided by or in connection with any business (including asset finance business) carried on under the “Lombard” name or brand and in connection with any loans from Lombard Direct Loans including, for the avoidance of doubt, any accounts that exist to support the provision of such products;

(g)	products and services provided by or in connection with the business carried on under the “Direct Line” brand or name and in connection with any loans from Direct Line;

(h)
products and services provided by or in connection with any invoice finance business carried on under the “RBS Invoice Finance” name or brand including, for the avoidance of doubt, any accounts that exist to support the provision of such products;

(i)
all products provided under the name “RBS Bank of China” and offered to Chinese nationals (including, in particular, all products offered to Chinese nationals pursuant to various referral agreements between the Business Sellers and Bank of China);

(j)
all products previously provided under the name “Welcome” and offered to non-UK resident customers (including, in particular, “Welcome” current accounts offered to non-UK resident Polish customers and “Welcome” current accounts offered to non-UK resident Indian customers) and now provided to those customers via the “Step” account;

(k)	any Products that have been written off by the Business Sellers in accordance with the RBSG Group’s standard accounting policies;

(l)	stockbroking products and services provided through the joint venture between RBS and Toronto-Dominion Bank;

(m)	investment, protection and pension products and services distributed by Independent Financial Services Limited;

(n)	products or services provided by or in connection with any banking activity or business carried out in connection with the “Holts” name or brand or branch situated in Farnborough (sort code 161926);

(o)	any retail structured products and connected services;

(p)	any Sharia-law governed loans or products;

(q)	any products in which a member of the RBSG Group is the customer;

(r)
all products offered, placed or provided by the Markets business of the RBSG Group (including deposits, money market deposits and structured product deposits) and any services provided by or in connection with the Markets business of the RBSG Group other than any Markets Products;

(s)	any International Banking Products; and

(t)	any HIREP Loans;

“Excluded SME Customer” means in respect of each Business Seller, a Relationship Managed SME Customer (other than a customer of the Business Sellers’ “Direct” banking business) who has Products with that Business Seller on both a Transferring Sort Code and a Retained Sort Code and the relationship manager for such customer is located in Scotland (in the case of a Relationship Managed SME Customer of RBS) or in England or Wales (in the case of a Relationship Managed SME Customer of NatWest);

“FCA” means the Financial Conduct Authority of the United Kingdom or any successor body;

“Final Maturity Date” has the meaning given to it in the Exchangeable Bonds Conditions;

"Financing Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“FS Handbook” means the handbook of rules and guidance issued by the PRA and the FCA from time to time;

“FS Rules” means the rules and guidance made by the PRA and the FCA from time to time under the Act which, as at the date of this Agreement, are set out in the FS Handbook;

“Further Lock-up Extension Period” has the meaning given to it in Clause 10.2.3;

“Goodwill” means, in the case of each Business, the goodwill of each relevant Business Seller to the extent that it relates to that Business as at Closing with the exclusive right to carry on that Business in succession to the relevant Business Seller, including goodwill attaching to and represented by the Williams & Glyn’s Trade Marks, but excluding goodwill attaching to and represented by any RBS Trade Marks;

“Group” in relation to any person, means any holding company, subsidiary or subsidiary undertaking of such person or any subsidiary or subsidiary undertaking of any such holding company;

“Group Retirement Benefit Arrangement” means:

(a)	the Royal Bank of Scotland Group Pension Fund; and

(b)	the Royal Bank of Scotland Group Retirement Savings Plan;

“HIREP Loans” means fixed rate personal loans calculated on an actuarial basis;

“HMRC” means HM Revenue and Customs;

“HM Treasury” means Her Majesty’s Treasury;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and the official interpretations issued by the International Financial Reporting Interpretations Committee of the IASB as adopted by the European Union;

***

“Indemnified Parties” has the meaning given to it in Clause 5.9.6;

“Indemnified Trade Services Collateral” has the meaning given to it in Clause 5.9.1;

“Indemnified Trade Services Instruments” has the meaning given to it in Clause 5.9.1;

“Indemnified Trade Services Schedule” has the meaning given to it in Clause 5.9.1;

“Intellectual Property” means trade marks, service marks, rights in trade names and domain names, get-up, patents, rights in inventions, registered and unregistered design rights, copyrights (including rights in software), database rights, trade secrets, know-how, rights in information, and all other similar rights in any part of the world, including where such rights are obtained or enhanced by registration, any registrations of, and applications for, such rights (including the right to apply for such registrations);

“International Banking Client Agreements” means those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements entered into or orders made by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the relevant Business Seller with a Customer in relation to any International Banking Products, in each case (i) entered into prior to Closing by a Business Seller with an International Banking Customer and (ii) if and to the extent that immediately prior to Closing the same remains to be completed or performed (in whole or in part) by that Business Seller or remains in force;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“International Banking Customers” means those Customers who are party to an International Banking Client Agreement at or immediately prior to Closing and “International Banking Customer” means any one of them;

“International Banking Products” means, in the case of the SME Business, the Mid-Corporate Business and, in certain circumstances, the Retail Business, the products offered, placed, sold or provided to customers of the Business Sellers by the International Banking business (or, in the case of item (xiv) below, the Corporate Banking business) of the Business Sellers under the following names:

(i)	Roybank;

(ii)	GTMS Foreign Money Direct;

(iii)	Pay Away-IP Direct;

(iv)	Bankline Pay & Advice Direct;

(v)	Direct Debit Solutions;

(vi)	Royline;

(vii)	Royline File Transfer;

(viii)	Autopay;

(ix)	Datalink (formerly known as Data Services);

(x)	Bankline Direct;

(xi)	Bankline;

(xii)	Bankline Lite;

(xiii)	International Cash Management, including Global Liquidity;

(xiv)	Clients’ Monies Service; and

(xv)	BACS Service Users;

“Investor’s Group” means the Investor and the members of its Group from time to time;

“IPO” means a “Qualifying Public Offer” as defined in the Exchangeable Bonds Conditions;

“IPO Agreements” has the meaning given to it in Clause 10.1.3;

“IPO Chairman” has the meaning given to it in Clause 3.3.2;

“Issue Price” has the meaning given to it in Clause 2.2;

“Issuer” means RBSG;

“Law and Regulations” means any applicable law, regulation or ordinance or any rule, direction, instruction, pronouncement, requirement, decision of or contractual obligation owed to an applicable Regulatory Authority (including any relevant antitrust laws);

“Leasehold Properties” has the meaning given to it in Part 1 of Schedule 2;

“Leases” has the meaning given to it in Part 1 of Schedule 2;

“Liability” means, with respect to any person, any indebtedness, liability or obligation of such person of any kind, character or description whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS to be accrued in the financial statements of such person;

“LIBOR” means the one month London inter-bank offered rate administered by The British Bankers Association (or any other person which takes over the administration of that rate) and published electronically as the official quotation at closing (last trade) London time on the relevant day of the relevant period, in respect of which interest (or an amount equivalent thereto) is to be calculated, or the next day thereafter for which a rate is so published;

“Liquidity Facility” has the meaning given to it in Clause 14.2.1;

“Loan Guarantees/Security” means all agreements, deeds and other documents or instruments pursuant to which any relevant Business Seller is entitled to the benefit of any guarantee, indemnity, rental assignment, mortgage or security interest guaranteeing and/or securing any liability resulting from or in connection with any of the Client Agreements and any subordination document granted in connection with any of the Client Agreements *** in each case which was entered into in the course of any of the Businesses on or before Closing to the extent that, immediately before Closing, the same remained to be completed or performed (in whole or in part) or remain in force; and “Loan Guarantee/Security” means any one of them;

“Lock-up Period” has the meaning given to it in Clause 10.2.2, subject to any extension pursuant to Clauses 10.2.3 and 10.2.4;

***

“Long Stop Date” means the Final Maturity Date (as defined in the Exchangeable Bonds Conditions) (unless otherwise agreed by the Business Sellers or RBSG on the one hand and by the Investor on the other hand in writing);

“Losses” means all losses, liabilities (including Tax liabilities), damages, costs (including legal costs and expenses, experts’ and consultants’ fees, expenses and costs and expenses of investigation and enforcement), charges, expenses, actions, proceedings, claims (including compensation claims), damages, interest, fines, penalties, awards, judgments, ex gratia payments, settlements and demands;

“Markets Client Agreements” means those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements entered into or orders made by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the relevant Business Seller with a Customer relating to any FX options (excluding FX spot, FX forward or any products entered into pursuant to or through the FX Micropay system), interest rate hedging transactions or inflation swaps to the extent that such product was offered, placed or provided by the Markets business of the RBSG Group to a Customer if and to the extent that immediately prior to Closing the same remains to be completed or performed (in whole or in part) by that Business Seller;

“Markets Customers” means those Customers who are party to a Markets Client Agreement at or immediately prior to Closing and “Markets Customer” means any one of them;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Markets Products” means, in the case of the SME Business and Mid-Corporate Business, FX options (excluding FX spot, FX forward or any products entered into pursuant to or through the FX Micropay system), interest rate hedging transactions or inflation swaps sold or provided to Customers pursuant to a Markets Client Agreement;

“Merger Control Condition” means the conditions set out in Clauses 6.1.2(i) and (ii);

“Mid-Corporate Business” means, in the case of each Business Seller, the banking business carried on by that Business Seller at Closing to the extent it involves the sale or provision of any and all Products (including all Centralised Products and Products on Retained Sort Codes and Transferring Sort Codes) to the Mid-Corporate Customers but in all cases excluding any Excluded Business, the SME Business and the Retail Business;

“Mid-Corporate Customers” means, subject to Clause 5.6, those customers of the Business Sellers whose customer identification numbers are set out in Schedule 9 and as may be designated by notice in writing by RBSG to the Investor at least 10 Business Days before the first Court hearing to be held in relation to the Scheme;

“Monitoring Trustee” means the Monitoring Trustee appointed by RBSG by way of the Monitoring Trustee Mandate pursuant to the commitments in case State aid No N 422/2009 and N 621/2009 dated 20 May 2010 and approved by the European Commission on 17 May 2010;

“Movable and Immovable Assets” means in the case of each Business where a Business Property is being acquired, the plant and machinery, vehicles and other equipment (including information technology, telephony infrastructure, furniture, fixtures and fittings) owned by any of the Business Sellers or any member of the RBSG Group and used exclusively by any Business Seller for the purposes of that Business or (other than in respect of information technology) situate (or normally situate) at such a Business Property subject to the terms and conditions of the relevant lease in each case at Closing;

“Newco Board” means the board of directors of Newco as constituted from time to time;

“Newco Indemnity” means the indemnity given by Newco pursuant to Clause 12.2;

“Newco Share Collateral Value” means, on any day, the product of the Newco Share Price applicable for that day multiplied by the number of Newco Shares secured under or in connection with the relevant Qualifying Refinancing;

“Newco Share Price” means the official closing price per Newco Share published on the relevant Bloomberg page (or other market data source selected by RBS (acting reasonably)) for the relevant day or, if no closing price is available for such day, the closing price for the immediately preceding day;

“Newco Shares” means the ordinary shares in the capital of Newco following its conversion to a public limited company;

“Non Relationship Managed SME Customers” means business customers who at the relevant time on or prior to Closing have a Product held on a Transferring Sort Code, other than Relationship Managed SME Customers and Excluded SME Customers;

“Non-Scheme Assets” has the meaning given to it in Clause 7.3;

“Non-Scheme Documents” has the meaning given to it in Clause 7.3.2;

“Notice” has the meaning given to it in Clause 21.9.1;

“Owned Properties” has the meaning given to it in Part 1 of Schedule 2;

“Part 8 Claim Form” means the claim form to be presented to the Court in respect of the Scheme;

“Permitted Financing Security” means any Financing Security granted (or expressed to be granted) by the Investor over any Newco Shares delivered to it on Exchange (as defined in the Exchangeable Bonds Conditions) and arising under or in connection with a Qualifying Refinancing and any Financing Security permitted under the RBS Facility;

“Plans” means the Target Operating Model Plan and the Budget;

“Post-Closing Bond Termination Date” has the meaning given to it in Clause 6.2.3;

“Potential Trade Services Demand” has the meaning given to it in Clause 5.9.5;

“PRA” means the Prudential Regulation Authority of the United Kingdom or any successor body;

“Pre-Closing Bond Termination Date” has the meaning given to it in Clause 6.2.2;

“Products” means, in the case of each Business, all products sold or provided to customers of the Business Sellers by the Business Sellers which fall within the categories set out below:

(a)	savings accounts;

(b)	current accounts;

(c)	mortgages;

(d)	in the case of the Retail Business, personal loans;

(e)	in the case of the SME Business and Mid-Corporate Business, commercial loans;

(f)	overdrafts;

(g)	credit and charge cards (other than any government procurement cards, legacy black credit cards, co-branded credit cards and charge cards);

(h)	in the case of the SME Business and Mid-Corporate Business, the Markets Products; and

(i)	complex LIBOR loans, LIBOR loans, base rate loans and currency deposits,

but excluding any Excluded Products;

“Qualifying Refinancing” means, unless otherwise agreed between the Investor and the Issuer, any indebtedness incurred by the Investor for the purpose of (directly or indirectly), refinancing the RBS Facility in whole but not in part, provided that:

***

_________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Quarter End Date” has the meaning given to it in the Exchangeable Bonds Conditions;

“RBSG-appointed Chairman” has the meaning given to it in Clause 3.3.1;

“RBSG Group” means RBSG and its subsidiaries and subsidiary undertakings from time to time but excluding, for the avoidance of doubt, Newco;

“RBSG Indemnified Person” has the meaning given to it in Clause 12.2;

“RBSG Third Party Claim” has the meaning given to it in Clause 13.1.2;

“RBSG VAT Group” means the VAT group of which RBSG is the representative member;

“RBS Confidential Information” has the meaning given to it in Clause 15.2.2;

“RBS Facility” means the £270,000,000 facility agreement entered or to be entered into between (1) the Investor and (2) RBS in connection with the subscription by the Investor for the Exchangeable Bonds;

“RBS IT Instance” means a partial clone of the information technology platforms, systems and channels used by certain of the Business Sellers to the extent required for the operation of the Businesses as at and following the Closing Date, such clone to be created in one or more third party data centres;

“RBS Policies” means the financial, operational, legal, remuneration, regulatory and risk policies, procedures and governance framework of the RBSG Group (determined by RBSG from time to time in its absolute discretion) to the extent that the relevant policies, procedures or framework apply to the other businesses of the RBSG Group and are not intended adversely to affect the Businesses or Newco;

“RBS Trade Marks” means any trade marks, service marks, business, company or trade names, logos, get-up or domain names (“Names”), in each case, owned by any member of the RBSG Group, including any Names that include (in whole or in part) any of the marks RBS, THE ROYAL BANK OF SCOTLAND, NATWEST or NATIONAL WESTMINSTER BANK, but excluding the Williams & Glyn’s Trade Marks and the Williams & Glyn’s Domain Names;

“Registered Business Intellectual Property” means any Business Intellectual Property which is registered or which is the subject of an application for registration, including the Williams & Glyn’s Trade Marks and the Williams & Glyn’s Domain Names;

“Registered Certificates” means the definitive registered certificates evidencing entitlement to the Exchangeable Bonds;

“Regulatory Authority” means (i) any government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority, agency, bureau, board, commission, court, department, tribunal or instrumentality thereof or (ii) any banking or financial services or other regulatory authority which regulates or supervises any part of the Businesses;

__________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Relationship Managed SME Customers” means business customers who at the relevant time on or prior to Closing have a Product held on a Transferring Sort Code and:

(a)	who have a designated non branch-based relationship manager;

(b)	who have a relationship manager with specialist credit-focused relationship management expertise; or

(c)	who are customers of the Business Sellers’ “Direct” banking business,

other than Excluded SME Customers;

“Relevant Employees” means those employees wholly or mainly assigned to a Business at Closing;

“Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation;

“Replacement Instrument” has the meaning given to it in Clause 5.9.2;

“Reserved Matters” has the meaning given to it in Clause 3.4.1;

“Retail Business” means, in the case of each Business Seller, the banking business carried on by that Business Seller at Closing, to the extent it involves the sale or provision of Retail Products to Retail Customers, but excluding any Excluded Business, the Mid-Corporate Business and the SME Business;

“Retail Customers” means retail banking customers of the Business Sellers who have Products held on Transferring Sort Codes at the relevant time on or prior to Closing other than SME Customers, Mid-Corporate Customers, and employees of the RBSG Group who are not Relevant Employees;

“Retail Products” means, in respect of a Retail Customer of a Business Seller, all Products held on any Transferring Sort Code and all Centralised Products held by such Retail Customer with that Business Seller;

***

“Retained Sort Code” means a sort code of a Business Seller which is not a Transferring Sort Code;

“Risk Committee” has the meaning given to it in Clause 3.6.1;

“Risk Weighted Assets” means Risk Weighted Assets as defined in the prevailing PRA rules, and guidance applicable to the Businesses and applicable models approvals as provided by the PRA at the relevant time;

“Safe Custody Agreements” means those contracts or bailment arrangements entered into by the Business Sellers with Customers in respect of the deposit of an item at and remaining, on or immediately before Closing, at a Business Property which is a branch for safe custody which were entered into in the course of such Business on or before Closing to the extent that, immediately before Closing, the same remain to be completed or performed (in whole or in part) or remain in force;

“Safe Custody Items” means any items which are the subject of a Safe Custody Agreement and any other safe custody items at the Business Properties;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Scheme” means the scheme of arrangement in respect of the Businesses (excluding any Non-Scheme Assets) to be proposed in accordance with Part VII of the Act pursuant to Clause 7;

“Scheme Documents” means the Scheme, the Part 8 Claim Form, newspaper notices, order on initial application, the Court Order, witness statements and all other documents required by the Court in order to sanction the Scheme, including, without limitation, communications to Customers in connection with the Scheme;

“Securitised Mortgage” means a mortgage which is at the Closing Date, securitised by, or subject to a covered bond programme of, the relevant Business Seller or any member of the RBSG Group;

“Separation” means the establishment, within Newco, of the infrastructure required to operate the Businesses as at and following the Closing Date including, but not limited to, the RBS IT Instance, Business Data in relation to the Businesses, Business Properties and Relevant Employees;

“Separation and Programme Committee” has the meaning given to it in Clause 3.7.1;

“Separation Plan” means the outcomes to be achieved in order to have implemented Separation on or prior to Closing as set out in Appendix D to this Agreement and as may be amended by RBSG from time to time in its absolute discretion;

“SME Business” means, in the case of each Business Seller, the banking business carried on by that Business Seller at Closing, to the extent it involves the sale or provision of:

(a)	in relation to a Relationship Managed SME Customer:

(i)	all Products of that Business Seller on a Transferring Sort Code or a Retained Sort Code held by that Relationship Managed SME Customer; and

(ii)	all Centralised Products of that Business Seller held by that Relationship Managed SME Customer; and

(b)	in relation to Non Relationship Managed SME Customer:

(i)	all Products of that Business Seller held on a Transferring Sort Code by that Non Relationship Managed SME Customer; and

(ii)	all Centralised Products of that Business Seller held by that Non Relationship Managed SME Customer,

in each case excluding the Excluded Business, the Mid-Corporate Business and the Retail Business;

“SME Customers” means the Relationship Managed SME Customers and the Non Relationship Managed SME Customers;

“State Aid Commitments” means the commitments offered by RBSG pursuant to the case State aid No N 422/2009 and N 621/2009 and laid down in the Term Sheet for UK State Aid Commitments in respect of the RBSG Group;

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Target Operating Model Plan” means the document referred to as the “Target Operating Model Plan”, appended to this Agreement as Appendix B and as may be amended by RBSG from time to time in its absolute discretion;

“Taxation” or “Tax” includes all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges and interest relating to any of the foregoing;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Deduction” means a deduction or withholding for or on account of United Kingdom income tax;

“Tax Deed” means the agreement to be entered into between Newco, RBSG and the Business Sellers in relation to certain tax matters in accordance with Clause 5.7 and Schedule 10;

“Termination Date” has the meaning given to it in Clause 6.2.1;

“Total Capital Ratio” means the Total Capital Ratio as defined in the PRA rules and guidelines in force from time to time;

“Trade Services Client Agreements” means those contracts, commitments, engagements, undertakings, arrangements, mandates and agreements entered into or orders made by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the relevant Business Seller with a Customer under, pursuant or in relation to which any Trade Services Instrument is or may be issued, in each case (i) entered into prior to Closing by a Business Seller with a Trade Services Customer and (ii) if and to the extent that immediately prior to Closing the same remains to be completed or performed (in whole or in part) by that Business Seller or remains in force, and “Trade Services Client Agreement” means any one of them;

“Trade Services Customers” means those Customers who are party to a Trade Services Client Agreement at or immediately prior to Closing and “Trade Services Customer” means any one of them;

“Trade Services Demand” has the meaning given to it in Clause 5.9.5;

“Trade Services Instruments” means each import or documentary letter of credit, bond, bank guarantee or standby letter of credit issued prior to Closing pursuant or in relation to a Trade Services Client Agreement by a Business Seller to a third party beneficiary, in each case if and to the extent that immediately prior to Closing the same remains to be completed or performed (in whole or in part) by that Business Seller or remains in force, uncancelled and unreleased and “Trade Services Instrument” means any one of them;

“Transaction Documents” means this Agreement, the Scheme Documents, the Tax Deed and, for the purpose of Clauses 15, 21, and Paragraph 1 of Schedule 13 only, the Exchangeable Bonds Conditions, and any other agreements, documents or instruments that the parties designate as a Transaction Document for the purposes of this Agreement;

“Transferring Sort Codes” means the sort codes of the Business Sellers set out in Schedule 1 to be transferred to Newco;

“Transitional Board” has the meaning given to it in Clause 3.1.1;

“Transitional Board Reserved Matters” has the meaning given to it in Clause 3.1.5;

“UK Regulators” means the FCA and the PRA;

“UKFI” means UK Financial Investments Limited;

“Unregistered Business Intellectual Property” means any Business Intellectual Property which is not registered or the subject of an application for registration;

“Williams & Glyn’s Domain Names” means the domain names listed at Part 2 of Schedule 3; and

“Williams & Glyn’s Trade Marks” means the trade marks listed at Part 1 of Schedule 3.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1
a person include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or any body corporate, wherever and however incorporated or established.

1.4	Subsidiaries and holding companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings in this Agreement as their respective definitions in the Companies Act 2006 (United Kingdom).

1.5	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6	References to agreements etc.

References to any agreement, instrument or deed shall be to such agreement, instrument or deed as amended, varied, modified, supplemented, extended, novated, renewed or replaced from time to time.

1.7	Legal terms and statutes

1.7.1
References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction and, unless otherwise provided, expressions defined in the UK Companies Act 2006 have the meanings there given to them.

1.7.2	A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

1.8	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.9	Headings

All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

1.10	References to “after-Tax basis”

Where this Agreement refers to an indemnity being provided or a payment being made on an “after-Tax basis” such references shall be construed as meaning that:

1.10.1
the amount payable shall be determined having regard to, or after taking into account, the extent to which any Tax would be payable by the recipient which is referable to the matter giving rise to the payment and the extent to which the recipient will be entitled to any Relief which is referable to the matter giving rise to the payment; and

1.10.2
to the extent that the payment is subject to Tax in the hands of the recipient or by way of withholding or deduction, it shall be increased to the extent required to ensure that the benefit of the indemnity or payment is equivalent to the benefit that would have been received if there was no Tax referable to, or payable in respect of, the payment.

2	Issue of the Exchangeable Bonds

2.1	Agreement to sign the RBS Facility

RBS, the Investor and each Consortium Member confirms that the RBS Facility is in agreed form.

Subject to the provisions of this Agreement, RBS undertakes that it shall, upon delivery to it of the RBS Facility, in the agreed form, duly executed by the Investor, countersign the RBS Facility in its capacity as lender and calculation agent.

2.2	Agreement to issue and purchase

Subject to the provisions of this Agreement, the Issuer agrees to issue the Exchangeable Bonds in their principal amount of £600,000,000 on 21 October 2013, or such later date, not being later than 31 December 2013, as the Issuer and the Investor may agree (the “Exchangeable Bonds Issue Date”), to the Investor and the Investor agrees to purchase the aggregate principal amount of the Exchangeable Bonds at a price equal to 100 per cent. of their principal amount (the “Issue Price”) on the Exchangeable Bonds Issue Date on and subject to the Exchangeable Bonds Conditions.

2.3	Issue of the Exchangeable Bonds

By 10.00 hours (London time) (or such other time as may be agreed between the Investor and the Issuer) on the Exchangeable Bonds Issue Date, the Issuer shall issue and deliver to the Investor or to its order in such place as the Investor may reasonably require the Registered Certificates, duly executed and authenticated and to be registered in the name of the Investor.

2.4	Payment

Against the issue and delivery of the Registered Certificates, the Investor shall pay or cause to be paid to the Issuer the subscription monies for the Exchangeable Bonds (being the aggregate amount payable for the Exchangeable Bonds calculated at the Issue Price). Such payment shall be made in sterling in immediately available funds to such account as shall be notified by the Issuer to the Investor at least three Business Days prior to the Exchangeable Bonds Issue Date.

RBSG hereby undertakes to the Investor that it will confirm in writing receipt of funds in its relevant account in respect of subscription monies.

2.5	The provisions of this Clause 2 shall be conditional upon RBSG completing its customary "know your customer" checks to its satisfaction (acting reasonably).

3	Governance and Information Rights

3.1	Transitional Board

3.1.1
If not already established, as soon as reasonably practicable after the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG, and in any event within 1 month of such date, RBSG and the Investor shall establish a transitional board (the “Transitional Board”).

3.1.2
The Transitional Board shall be responsible for the management of the Businesses from the date of its establishment until the Newco Board is established in accordance with Clause 4.1 and shall at all times adhere to and comply with the RBS Policies and applicable requirements of the UK Regulators including the FS Rules.

3.1.3
Subject to the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies and in compliance with Law and Regulations, and subject to the Reserved Matters, the Transitional Board shall procure in so far as it is able to do so (and the parties shall exercise all rights and powers they have in order to procure) that the Businesses are:

(i)	carried on as a going concern and with a view to a profit; and

(ii)	carried on in the ordinary and usual course of trading as carried on prior to the date of this Agreement, save to the extent determined otherwise by the Transitional Board; and

(iii)	is constituted and carried on as anticipated by the Plans (as they may be amended in accordance with this Agreement), and with a view to delivering the outcomes contemplated by those Plans.

3.1.4
Without prejudice to the generality of Clause 3.1.3, subject to Clause 3.4 and the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies and in compliance with Law and Regulations, RBSG and the Investor shall procure, as far as they lawfully can, that, following agreement of the Transitional Board Reserved Matters between the Transitional Board, RBSG and the Investor, pursuant to Clause 3.1.5, no action is taken or resolution passed in relation to the Businesses, in each case in respect of such Transitional Board Reserved Matters without the prior approval of the Transitional Board. For the avoidance of doubt, Transitional Board Reserved Matters shall be decided by a simple majority of the votes and there shall be no requirement for Investor approval if such matters are approved by a majority of Transitional Board members.

3.1.5
As soon as reasonably practicable after the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG, and in any event within 3 months of such date, the Transitional Board, RBSG and the Investor shall agree a list of certain matters for the purposes of Clause 3.1.4 (“Transitional Board Reserved Matters”).

3.2	Appointment of Transitional Board members

3.2.1
Subject to Clause 3.2.8, the Transitional Board shall consist of up to 11 members. RBSG may appoint up to 6 members (including the RBSG-appointed Chairman) to the Transitional Board and the Investor may appoint up to 3 members to the Transitional Board. The CEO and CFO from time to time shall be appointed to the Transitional Board by RBSG and the Investor acting jointly.

3.2.2	The first Transitional Board members shall be:

(i)	five Transitional Board members appointed by RBSG;

(ii)	Philip Green, Mervyn Davies and Lance West appointed by the Investor;

(iii)	John Maltby, CEO;

(iv)	the CFO, as proposed by RBSG; and

(v)	the RBSG-appointed Chairman appointed in accordance with Clause 3.3.1.

3.2.3
A Transitional Board member appointed by RBSG (including the RBSG-appointed Chairman) may be removed from the Transitional Board at any time by notice in writing to the Transitional Board by RBSG and, in such event, subject to Clause 3.2.6, RBSG shall promptly appoint another Transitional Board member in their place in accordance with this Clause.

3.2.4
A Transitional Board member appointed by the Investor may be removed from the Transitional Board at any time by notice in writing to the Transitional Board by the Investor and in such event, subject to Clauses 3.2.6 and 3.2.7, the Investor shall promptly appoint another Transitional Board member in their place in accordance with this Clause.

3.2.5
A Transitional Board member appointed jointly may be removed from the Transitional Board at any time by notice in writing to the Transitional Board by the Investor and RBSG acting jointly and in such event, subject to Clause 3.2.6, RBSG and the Investor shall together promptly appoint another Transitional Board member in their place in accordance with this Clause.

3.2.6
As a condition to any person being appointed as a Transitional Board member (including, for the avoidance of doubt, as Chairman), and at any time following such appointment, at the request of RBSG, or as otherwise required by the UK Regulators, such person shall seek and obtain approval from the UK Regulators to carry out one or more specified Controlled Functions (as defined in and required by the FS Rules).

3.2.7
No person shall be appointed to the Transitional Board by the Investor without the prior written approval of RBSG, such approval not to be unreasonably withheld or delayed. RBSG hereby approves of the appointment of the persons specified in Clause 3.2.2(ii).

3.2.8	Subject to Clause 3.2.6, RBSG and the Investor may appoint non executive members, as they jointly agree, as additional members of the Transitional Board.

3.3	Chairman

3.3.1	Subject to Clause 3.3.2, the chairman of the Transitional Board shall be appointed by RBSG (the “RBSG-appointed Chairman”).

3.3.2
Subject to Clause 3.2.6, on or around the date falling 9 months prior to the proposed date of IPO, Philip Green (failing whom such other person as RBSG and the Investor may jointly agree), shall be appointed as a new chairman (the “IPO Chairman”), who shall replace the RBSG-appointed Chairman.

3.3.3
The Chairman shall chair all meetings of the Transitional Board at which he is present. The Chairman shall ensure that all relevant papers for any Transitional Board meeting are properly circulated in advance and that all such Transitional Board meetings are quorate.

3.3.4	If the Chairman is not present at any Transitional Board meeting the members present may appoint any one of their number to act as Chairman for the purpose of the meeting.

3.4	Reserved Matters

3.4.1
Subject to the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies and in compliance with Law and Regulations, RBSG and the Investor shall procure, as far as they lawfully can, that no action is taken or resolution passed in relation to the Businesses, in each case in respect of the matters listed in Schedule 6 (“Reserved Matters”), and that no Reserved Matter occurs or is effected, without the prior written approval of each of RBSG (acting by any Transitional Board member appointed solely by it from time to time) and the Investor (acting by Mervyn Davies or Lance West or such other of its representatives on the Transitional Board as it specifies in writing to RBSG from time to time).

3.4.2
A series of related transactions shall be construed as a single transaction, and any amounts involved in the related transactions shall be aggregated, to determine whether a matter is a Reserved Matter.

3.5	The Audit Committee

3.5.1
As soon as reasonably practicable after the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG, and in any event on or prior to the Closing Date, RBSG and the Investor shall establish an audit committee which shall be a subcommittee of the Transitional Board comprising five members (the “Audit Committee”), which shall at all times perform its functions subject to, and within the parameters of, the RBS Policies. The Investor may appoint one member of and one observer (who shall not have any voting rights) to the Audit Committee. The CEO shall be a member of the Audit Committee.

3.5.2	Subject to the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies, the function of the Audit Committee shall be to:

(i)	monitor the integrity of any accounts relating to the Businesses and discuss with the auditors the accounting policies to be adopted;

(ii)	review significant financial and accounting judgments;

(iii)	monitor and review the scope, nature of the work and effectiveness of the internal audit processes;

(iv)	provide assurance to the Transitional Board in relation to:

(a)	compliance with Law and Regulations, and review the procedures for monitoring such compliance;

(b)	the adoption of and compliance with corporate governance procedures;

(c)	the internal financial controls and management systems;

(d)	the effectiveness of the external audit process; and

(e)	the terms and conditions of engagement of external auditors for the provision of audit and non-audit services.

3.6	The Risk Committee

3.6.1
As soon as reasonably practicable after the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG, and in any event on or prior to the Closing Date, RBSG and the Investor shall establish a risk committee which shall be a subcommittee of the Transitional Board comprising five members (the “Risk Committee”), which shall at all times perform its functions, subject to, and within the parameters of, the RBS Policies. The Investor may appoint one member of and one observer (who shall not have any voting rights) to the Risk Committee. The CEO shall be a member of the Risk Committee.

3.6.2	Subject to the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies, the function of the Risk Committee shall be to:

(i)	consider the risk profile of the Businesses relative to current and future strategy and risk appetite, and identify any risk trends, concentrations or exposures and any requirement for policy change;

(ii)
review Business performance relative to risk appetite and to review reports relating to any significant issues that require, or are subject to, remedial action or recommendation arising in the period under review;

(iii)	consider the Businesses’ risk appetite framework and risk tolerance for current and future strategy;

(iv)	review the financial, credit, country, conduct, concentration, regulatory, operational and market risk appetite and related authorities, limits and mandates; and

(v)	ensure rigorous stress and scenario testing of the Businesses.

3.7	The Separation and Programme Committee

3.7.1
RBSG shall maintain a separation and programme committee (the “Separation and Programme Committee”), which shall at all times perform its functions subject to, and within the parameters of, the RBS Policies.

3.7.2
The Separation and Programme Committee shall consist of such members as RBSG may appoint, provided that, from the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG: (i) the Investor may appoint one member of and one observer (who shall not have any voting rights) to the Separation and Programme Committee; and (ii) the CEO shall be a member of the Separation and Programme Committee.

3.7.3
No person shall be appointed as a member of or an observer to the Separation and Programme Committee by the Investor without the prior written approval of RBSG, such approval not to be unreasonably withheld or delayed.

3.7.4
Subject to the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies, the function of the Separation and Programme Committee shall be to oversee Separation, RBSG shall procure that the Separation and Programme Committee shall keep the Transitional Board informed as to the progress being made in connection with Separation and the material issues, developments and decisions made in relation to Separation.

3.8	Additional committees

3.8.1
RBSG and the Investor may establish such additional subcommittees of the Transitional Board (including committees relating to remuneration, corporate social responsibility, nominations and disclosure) as they jointly agree, provided that any such additional committee shall at all times perform its functions subject to, and within the parameters of, the RBS Policies.

3.8.2
RBSG and the Investor shall establish any additional subcommittees of the Transitional Board as may be required in accordance with the applicable requirements of the UK Regulators, provided that any such additional committee shall at all times perform its functions subject to, and within the parameters of, the RBS Policies.

3.8.3
The voting and quorum procedures for meetings of any such additional committees shall be the same as for Transitional Board meetings, except as determined otherwise by the Transitional Board and approved in writing by each of RBSG and the Investor. The Investor may appoint one member of and one observer (who shall not have any voting rights) to any such additional committees.

3.9	Transitional Board meetings

3.9.1	Frequency

The Transitional Board shall determine how often Transitional Board meetings shall take place provided that the Transitional Board shall meet at least ten times in each calendar year unless agreed otherwise between RBSG and the Investor.

3.9.2	Place

All Transitional Board meetings shall be held in the United Kingdom.

3.9.3	Quorum and Voting

(i)
Subject to the remaining provisions of this Agreement, any decision by the Transitional Board shall be taken in a meeting which shall have a quorum of five Transitional Board members, including one Transitional Board member appointed by RBSG and one Transitional Board member appointed by the Investor.

(ii)
Subject to the remaining provisions of this Agreement, any decision by the Audit Committee, the Risk Committee, the Separation and Programme Committee or any other committee of the Transitional Board established pursuant to Clause 3.8 shall be taken in a meeting which shall have a quorum of three members of the respective committee, including one Transitional Board member appointed by RBSG and one Transitional Board member appointed by the Investor.

(iii)
Subject to the remaining provisions of this Agreement, at any Transitional Board meeting each Transitional Board member shall have one vote and decisions at Transitional Board meetings shall be taken by a simple majority of the votes. For the avoidance of doubt, in the event of deadlock on such vote, the Chairman shall not have a casting vote.

(iv)
If a quorum is not present at any first meeting of the Transitional Board or any subcommittee of the Transitional Board at the time when any business is considered, any Transitional Board/ subcommittee member, as applicable, may require that such meeting be reconvened, provided that at least 5 Business Days’ notice shall be provided to all Transitional Board/ subcommittee members, as applicable, in relation to such reconvened meeting. At any such reconvened meeting, a quorum shall exist with respect to those matters on the agenda which were not disposed of at the original meeting if:

(a)
in respect of a reconvened Transitional Board meeting, three Transitional Board member(s) are present including at least two Transitional Board member(s) appointed by RBSG (irrespective of whether any Transitional Board members appointed by the Investor are present); and

(b)
in respect of a reconvened Transitional Board subcommittee meeting, three Transitional Board subcommittee member(s) are present including at least two Transitional Board subcommittee member(s) appointed by RBSG (irrespective of whether any Transitional Board subcommittee members appointed by the Investor are present).

3.9.4	Law and Regulations

The operation of the Transitional Board (including any subcommittees) shall be consistent with Law and Regulations.

3.10	Information Rights

For the period from the date of this Agreement until the date of IPO, RBSG agrees with the Investor that:

3.10.1	the Investor shall be entitled to receive the same information that is provided to the members of the Transitional Board (in their capacity as such) in relation to the Businesses; and

3.10.2
it will prepare and send to the Investor the information in relation to the Businesses at the relevant times as set out in Schedule 7 and in the form and prepared in a manner which is consistent with the RBSG Group’s internal reporting practices, provided that, for the avoidance of doubt, the Investor acknowledges that it shall not be entitled to any other information except as set out in this Clause 3.10 and provided that, in each case, any such information received by the Investor shall be deemed to be RBS Confidential Information for the purposes of Clause 15. RBSG shall not be required to send to the Investor such information to the extent that to do so would be contrary to the requirements of a UK Regulator.

4	Newco Provisions

4.1	Newco Board and Governance

RBSG and the Investor shall:

4.1.1
Procure that, subject to Law and Regulations, the then current members of the Transitional Board shall be appointed to the Newco Board immediately prior to the Closing Date or as may otherwise be required in accordance with the applicable requirements of the UK Regulators;

4.1.2
Procure that, after the establishment of the Newco Board pursuant to Clause 4.1.1 and prior to the IPO, the Newco Board shall be constituted in accordance with, and responsible for the management of Newco subject to, the same terms and conditions (including the RBS Policies pursuant to Clause 3.1.2, the Transitional Board Reserved Matters pursuant to Clause 3.1.4, and the Reserved Matters pursuant to Clause 3.4.1) as set out in relation to the Transitional Board pursuant to Clause 3 (including as to subcommittees of the Transitional Board), and subject to any amendments to such terms and conditions as may be agreed in writing between RBSG and the Investor;

4.1.3	Procure that Newco adopt the Articles on or prior to the Closing Date; and

4.1.4
Procure that prior to the Closing Date any person who is to be a member of Newco Board, or who is to perform any other Controlled Function (as defined in the FS Rules) within Newco (in each case subject to the provisions of Clause 3), after the Closing Date has sought and obtained the prior approval of the relevant UK Regulator to perform that Controlled Function in respect of Newco.

4.2	Newco Banking Licence

4.2.1
RBSG shall use reasonable endeavours to procure that Newco obtains from the UK Regulators the authorisations required under the Act for carrying on the Businesses, which, for the avoidance of doubt, shall include a deposit taking licence (together, such authorisations being the “Banking Licence”).

4.2.2
The Investor and the Core Consortium Members undertake to provide, and to procure the assistance of the Investor’s Group and the Consortium Members in providing, such assistance to RBSG and delivering information in relation to the Investor or the Investor’s Group or a Consortium Member in a timely manner as may be reasonably requested by RBSG (including, without limitation, ensuring that the Investor or the Investor’s Group or a Consortium Member, as applicable, makes relevant persons available for interviews, meetings or discussions that are necessary for these purposes, on reasonable notice and at a time reasonably convenient to such person(s)) in connection with the procurement of the Banking Licence.

4.3	Newco Residence

The parties acknowledge that the intention is that Newco should be managed in such a way that it is resident for Tax purposes only in the United Kingdom. The parties shall take account of this intention in determining the identity of Newco Board members and Newco Board meetings shall be held in the United Kingdom.

5	Agreement to Transfer the Businesses

5.1	Intragroup Sale and Purchase

On and subject to the terms set out in this Agreement:

5.1.1	the Business Sellers shall sell or procure the sale of; and

5.1.2	Newco shall purchase,

the Businesses as a going concern, in each case with effect from the Effective Time.

5.2	Sale of the Businesses

5.2.1	Subject to Clause 5.2.2, the sale of each Business to be sold under this Agreement shall comprise:

(i)	the Business Properties (subject to and on the terms set out in Schedule 2);

(ii)	the Registered Business Intellectual Property in accordance with Clause 5.4;

(iii)	the Unregistered Business Intellectual Property;

(iv)	the Goodwill;

(v)	the Movable and Immovable Assets;

(vi)	the Business ATMs;

(vii)	the rights and benefits (subject to the burden) of the relevant Business Seller or a member of the RBSG Group arising under the Contracts;

(viii)	the rights and benefits of the relevant Business Seller or a member of the RBSG Group arising under the Loan Guarantees/Security;

(ix)	the benefit (so far as the same can lawfully be assigned or transferred to Newco) of the Claims;

(x)	all rights, title and interest of the relevant Business Seller in the Books and Records; and

(xi)	the Business Receivables.

The Business Assets (except for the Business Properties, to which Schedule 2 applies) shall be sold free from Encumbrances and together with all rights attaching to them as at Closing (to the extent not transferred to Newco prior to Closing). Without prejudice to Clause 5.2.3, risk in the Business Assets shall pass with effect from Closing, save that where a Business Asset is not transferred to Newco on Closing, risk in that Business Asset shall not pass to Newco on Closing but shall pass with effect from the time at which such Business Asset is transferred to Newco.

RBSG shall procure that the consideration for the sale and purchase of the Businesses and the Business Assets is fully satisfied by Newco and Newco is discharged of all obligations and liabilities in relation thereto at the Closing Date.

5.2.2	There shall be excluded from the sale of the Businesses under this Agreement:

(i)	any asset, contract, undertaking, arrangement or agreement not referred to in Clause 5.2.1;

(ii)	any information technology platforms, systems and channels (other than any comprising, installed in or incorporated in any Movable and Immovable Asset);

(iii)	the Excluded Business;

(iv)	any Products or Client Agreements that have been written off by the Business Sellers in accordance with RBSG’s standard accounting policies;

(v)
subject to Schedule 4, Schedule 10 and the Tax Deed, amounts due from any relevant Tax Authority or member of the RBSG Group in respect of Taxation or any Relief in respect of Taxation, in each case attributable to periods ended on or before, or an Event occurring (or deemed to occur) on or before, Closing;

(vi)	any rights of any member of the RBSG Group (including rights of set off or counterclaim) to the extent that such rights relate predominantly to assets referred to in this Clause 5.2.2; and

(vii)	the Excluded Intellectual Property,

(together, the “Excluded Assets”).

5.2.3
Newco shall, with effect from Closing or, in relation to any Business Asset which is not transferred to Newco on Closing (or any Liabilities relating to any such Business Asset), with effect from the time at which such Business Asset is so transferred, assume, satisfy, discharge, perform or fulfil, all “Assumed Liabilities” when due.

For the purposes of this Agreement, subject to Clause 5.2.4, “Assumed Liabilities” means:

(i)
all Liabilities to the extent arising after the Closing Date out of the Business Assets (other than any Contract or Loan Guarantees/Security) or, in the case of any Business Asset (other than any Contract or Loan Guarantees/Security) which is not transferred to Newco on Closing (or any Liabilities relating to any such Business Asset), to the extent arising after the time at which such Business Asset (or Liability relating to it) is so transferred;

(ii)
all Liabilities arising after the Closing Date out of the Contracts and Loan Guarantees/Security or, in the case of any Contract or Loan Guarantee/Security which is not transferred to Newco on Closing (or any Liabilities relating to any such Contract or Loan Guarantee/Security), arising after the time at which such Contract or Loan Guarantee/Security (or Liability relating to it) is so transferred;

(iii)
all Liabilities to Retail Customers and SME Customers arising prior to the Closing Date out of the Client Agreements and Loan Guarantees/Security except where the Liability agreed or determined in respect of an individual Client Agreement or Loan Guarantee/Security exceeds:

(a)	*** in respect of Client Agreements or Loan Guarantees/Security entered into with Retail Customers; and

(b)	*** in respect of Client Agreements or Loan Guarantees/Security entered into with SME Customers; and

(iv)
all other Liabilities expressly assumed by Newco or for which Newco has expressly agreed to be liable or in respect of which Newco has agreed to give an indemnity, in any case, pursuant to this Agreement or any other Transaction Document.

5.2.4
The Assumed Liabilities shall exclude, Clause 5.2.3 shall not apply to, and Newco shall not be obliged to accept the transfer of or to assume, satisfy, discharge, perform or fulfil, any “Excluded Liabilities”.

For the purposes of this Agreement, “Excluded Liabilities” means (1) (other than in relation to Liabilities assumed by Newco pursuant to Clause 5.2.3(iii) or (iv)) all Liabilities of the Business Sellers or any other member of the RBSG Group arising in or relating to the period up to and including the Closing Date out the Businesses and/or the Business Assets (save to the extent provided in Schedule 4, Schedule 10 or the Tax Deed), and (2) all Liabilities of the Business Sellers or any other member of the RBSG Group arising out of or relating to the Excluded Business and/or any of the Excluded Assets (including any Liability which arises as a result of any Excluded Asset being transferred to Newco either in error or pursuant to the Scheme or otherwise).

__________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

In all cases (including, notwithstanding Clause 5.2.3(iii), in respect of Liabilities to Retail Customers and SME Customers arising out of the Client Agreements and Loan Guarantees/Security), the Excluded Liabilities shall include any Liability that:

(i)	relates to mis-selling (including, but not limited to, payment protection insurance mis-selling and swaps mis-selling);

(ii)	arises as a result of, or in connection with, any fraud by the relevant Business Seller or any other member of the RBSG Group;

(iii)
arises as a result of a breach by a Business Seller or any other member of the RBSG Group of Law and Regulations, except that, where Newco incurs any obligations or Liabilities as a result or arising out of any act or omission of the Business Sellers (or any of them) which is in breach of Law and Regulations, to the extent that Newco continues the act or omission which is in breach of Law and Regulations after the Closing Date, such obligations and Liabilities to the extent arising in relation to the period after the Closing Date shall be solely for Newco's account;

(iv)
is expressly reserved to any Business Seller under this Agreement or for which the Business Sellers (or any of them) has expressly agreed to be liable or in respect of which the Business Sellers (or any of them) has agreed to give an indemnity, in any case, pursuant to this Agreement or any other Transaction Document.

5.3	Business Properties

The provisions of Schedule 2 shall apply in respect of the Business Properties.

5.4	Registered Business Intellectual Property

No later than the Closing Date, RBSG shall, or shall procure that the relevant member of the RBSG Group shall:

5.4.1
execute an assignment in writing assigning to Newco any Registered Business Intellectual Property (excluding the Williams & Glyn’s Domain Names and any other domain names forming part of the Registered Business Intellectual Property); and

5.4.2
execute and file with the relevant domain name registry any forms and documents required for the transfer to Newco of all domain names forming part of the Registered Business Intellectual Property, including the Williams & Glyn’s Domain Names.

5.5	Relevant Employees and Group Retirement Benefit Arrangements

5.5.1	The provisions of Schedule 4 shall apply in respect of the Relevant Employees.

5.5.2	The provisions of Schedule 5 shall apply in respect of the Group Retirement Benefit Arrangements.

5.6	Mid-Corporate Customers

The parties agree that, in relation to each Business Seller, if a Mid-Corporate Customer no longer holds any Products at Closing or all of its Client Agreements terminate on or prior to Closing and are not replaced and no other Client Agreements are entered into with that Mid-Corporate Customer prior to Closing, RBSG shall have no obligation to replace or transfer any Client Agreements relating to such Mid-Corporate Customers or transfer any additional customers. RBSG shall have the right to include additional customers to the list in Schedule 9 by notice in writing to the Investor. References in this Agreement to Mid-Corporate Customers shall be interpreted accordingly.

5.7	Tax Matters

5.7.1
RBSG, the Business Sellers, Newco and the Investor shall, prior to Closing, agree the terms of the Tax Deed which reflect the principles in Schedule 10. The Agreed Terms of the Tax Deed shall apply from Closing.

5.7.2
The parties shall co-operate in good faith, but subject to any commercial constraints and the provisions of any applicable Law and Regulations (including, for the avoidance of doubt, the Banking Code of Conduct), in taking reasonable steps within such Law and Regulations to seek to minimise the amount of any Taxes which may arise in respect of this Agreement and the transactions contemplated hereby, including the transfer of the Businesses, the issue and subsequent exchange of the Exchangeable Bonds and any IPO contemplated by this Agreement.

5.7.3
The parties acknowledge that in the period prior to Closing, certain costs will be incurred, certain new Business Assets may be acquired and certain other actions may be required in relation to the Businesses and that nothing in this Agreement shall prevent such costs being incurred by (or recharged to) Newco or such Business Assets being acquired directly by Newco or such other actions being taken by Newco where appropriate from a Tax perspective, subject to (in the case of costs which would otherwise fall to be borne by RBSG or a Business Seller in accordance with this Agreement) RBSG putting Newco in funds (by way of share subscription or capital contribution) on an after-Tax basis. Any such funding provided by RBSG shall be taken into account in determining the amount of any Liability or Loss suffered by Newco in respect of any Excluded Liability for the purposes of the Newco Indemnity.

5.8	Safe Custody Items

The parties agree that the Safe Custody Items shall remain in the relevant Business Properties at Closing and Newco (or such other relevant custodian) shall take possession of the Safe Custody Items upon transfer of the Safe Custody Agreements (where applicable) to Newco at Closing.

5.9	Obligation in respect of Trade Services Instruments

5.9.1
RBSG and/ or the Business Sellers, as applicable, and Newco shall, no later than Closing, each acting reasonably, agree a schedule of all Trade Services Instruments (as at immediately prior to Closing) and the provisions of this Clause 5.9 shall apply to all such Trade Services Instruments following Closing (the “Indemnified Trade Services Instruments”). Such schedules (each, an “Indemnified Trade Services Schedule”) shall set out (or as applicable attach) in respect of each such Trade Services Instrument:

(i)	the name and contact details of the relevant Trade Services Customer and third party beneficiary;

(ii)	the stated maximum aggregate contingent liability of the relevant Business Seller (or any other member of the RBSG Group) thereunder;

(iii)	the expiry date of the Indemnified Trade Services Instrument;

(iv)
a description of the Trade Services Client Agreement to which the Indemnified Trade Services Instrument relates reasonably sufficient to enable the relevant Indemnified Trade Services Instrument to be matched thereto;

(v)
the amount of cash collateral (if any) held by the Business Sellers (or any other member of the RBSG Group) in respect of such Indemnified Trade Services Instruments and which will not transfer to Newco at Closing (the “Indemnified Trade Services Collateral”); and

(vi)
such additional information as Newco may reasonably require in order to prepare for the transfer of Trade Services Client Agreements at Closing (which may include details of the unutilised commitments of the relevant Business Seller under all Trade Services Client Agreements as at such time) or as RBSG and/ or the Business Sellers, as applicable, and Newco may otherwise agree.

5.9.2
With respect to those Indemnified Trade Services Instruments which have an expiry date falling more than 6 months after Closing, Newco shall use its reasonable endeavours (and the Business Sellers shall provide all co-operation and assistance as Newco may reasonably require) to procure the full and irrevocable release of the relevant Business Seller from its obligations under such Indemnified Trade Services Instrument by offering to issue a replacement instrument (each, a “Replacement Instrument”) on substantially similar, but no more onerous, terms to the Indemnified Trade Services Instrument, and which shall by its terms become effective upon cancellation of the Trade Services Instrument to which it relates and the full and irrevocable release of the relevant Business Seller from its obligations thereunder. Newco shall use its reasonable endeavours to procure confirmation from the third party beneficiary of the release of the relevant Business Seller from its obligations under such Indemnified Trade Services Instrument.

5.9.3	After Closing:

(i)
other than in the ordinary course of business consistent with the practices in relation to trade services instruments in relation to trade services clients of the RBSG Group who are not Customers, the Business Sellers shall not amend, waive, vary, supplement or replace any Indemnified Trade Services Instrument in any material respect (other than with a Replacement Instrument) without the prior written consent of Newco; and

(ii)	Newco shall not amend, waive or vary any Indemnified Trade Services Instrument without the prior written consent of RBSG or the relevant issuing Business Seller.

5.9.4
The Business Sellers shall, upon the date of issuance of each Replacement Instrument (or, if later, upon the effective date of such Replacement Instrument), transfer an amount equal to the amount of all Indemnified Trade Services Collateral (if any) in respect of the Indemnified Trade Services Instrument replaced thereby to such account of the relevant Trade Services Customer as Newco shall specify for such purpose.

5.9.5	If at any time following Closing a Business Seller:

(i)	receives notice of a claim or demand by a third party beneficiary under an Indemnified Trade Services Instrument (a “Trade Services Demand”); or

(ii)
receives notice or otherwise becomes aware of any potential or intended claim or demand by a third party beneficiary under an Indemnified Trade Services Instrument (a “Potential Trade Services Demand”),

it shall as soon as reasonably practicable thereafter give written notice thereof to Newco. Such notice shall set out (a) the amount of the Trade Services Demand or Potential Trade Services Demand (as applicable) and (b) such reasonable details concerning the legal and factual basis of the Trade Services Demand or Potential Trade Services Demand (as applicable) as are available to the Business Sellers.

5.9.6
Without prejudice to the other terms of this Agreement, Newco shall as its own direct, independent, primary and continuing obligation indemnify and keep indemnified on demand the Business Sellers and any other member of the RBSG Group (the “Indemnified Parties”) on an after-Tax basis from and against (i) all sums for which the relevant Indemnified Party is or may become liable under the Indemnified Trade Services Instruments (including, without limitation, the amount of each Trade Services Demand) other than any sums that are an Excluded Liability and (ii) all actions, claims, losses, costs, liabilities, orders, damages and expenses which the relevant Indemnified Party may sustain or incur in connection with the Indemnified Trade Services Instruments (including, without limitation, processing and correspondent bank fees and charges payable in relation thereto) other than any such actions, claims, losses, costs, liabilities, orders, damages and expenses that are an Excluded Liability, in each case less an amount equal to the amount of Indemnified Trade Services Collateral (if any) which has been applied by the relevant Indemnified Party to satisfy the applicant’s liability in respect of the amount demanded of Newco in relation to the relevant Indemnified Trade Services Instrument.

5.9.7
If, following payment by or on behalf of a Business Seller or any other member of the RBSG Group of a Trade Services Demand (for the avoidance of doubt, not including any payment under the indemnity provided for in this Clause 5.9), no further claim or demand may be made by the third party beneficiary under the terms of the Indemnified Trade Services Instrument to which such Trade Services Demand relates, the relevant Business Seller shall as soon as reasonably practicable transfer to such account as Newco shall specify for such purpose an amount equal to the amount of all Indemnified Trade Services Collateral (if any) in respect of such Indemnified Trade Services Instrument, less the amount of such Indemnified Trade Services Collateral (if any) which has been applied by the Business Seller or any member of the RBSG Group in respect of payment by it of the relevant Trade Services Demand.

5.10	Other provisions relating to the sale and purchase of the Businesses

The provisions of Schedule 12 shall apply in respect of the sale and purchase of the Businesses and the Business Assets in accordance with this Agreement, whether pursuant to the Scheme or otherwise.

5.11	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.12	Principles for service provision

In relation to any agreement for the provision of commercial services, or transitional services (if any are required), between a member of the RBSG Group on the one hand and Newco on the other, the following principles will apply:

5.12.1	subject to Clause 5.12.2, the agreement shall be on arms' length commercial terms (including as to its term), with the Transitional Board having oversight of the negotiations for Newco; and

5.12.2	charges for transitional services (which shall be exclusive of VAT) shall be based on the actual costs incurred by the RBSG Group in supplying them.

6	Conditions

6.1	Conditions Precedent

6.1.1	The agreement to buy and sell the Businesses pursuant to the transfer of the Businesses to Newco is conditional on:

(i)	the UK Regulators having granted Newco the Banking Licence;

(ii)
the Investor and, if applicable, the Consortium Members, and, if applicable, members of its and their respective Groups, having obtained any regulatory consents or approvals required or requested by the UK Regulators;

(iii)	the Court granting the Court Order;

(iv)	the UK Regulators having given the certificates required by section 111(2) and Part II of Schedule 12 of the Act in relation to the transfer of the relevant Businesses pursuant to this Agreement; and

(v)
the requirements under the State Aid Commitments having been modified (including, for the avoidance of doubt, the European Commission having extended the deadline set out in Clause 3.2(C) of the Term Sheet for UK State Aid Commitments) so that the arrangements under this Agreement are compatible with the State Aid Commitments***

6.1.2	The provisions of Clauses 3.1 to 3.10.1, other than Clause 3.7.1, are conditional on:

(i)
to the extent that the acquisition of control over the Businesses by the Investor constitutes a concentration with a Community Dimension, the European Commission having issued a decision under Article 6(1)(b) or Article 6(2) of Council Regulation (EC) 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) on terms reasonably satisfactory to the Investor and RBSG declaring the acquisition of control over the Businesses by the Investor compatible with the internal market; and

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ii)
to the extent that the acquisition of control over the Businesses by the Investor does not constitute a concentration with a Community Dimension, and in so far as clearance in one or more mandatory national Member State jurisdictions(s) is or are required, an equivalent decision (to that set out in Clause 6.1.2(i)) having been issued (or having been deemed to be issued) by such Member State(s).

6.1.3
RBSG shall use reasonable endeavours to secure satisfaction of the conditions referred to in Clauses 6.1.1(i), (iii), (iv) and (v) as soon as possible and in any event no later than the Long Stop Date and shall assist the Investor to satisfy the conditions in Clauses 6.1.1(ii), 6.1.2(i) and 6.1.2(ii) as far as it is reasonably able to do so. Any matters relating to the State Aid Commitments shall be dealt with by RBSG in its sole discretion.

6.1.4
The Investor and the Core Consortium Members shall use reasonable endeavours to secure satisfaction of the conditions referred to in Clauses 6.1.1(ii), 6.1.1(v), 6.1.2(i) and 6.1.2(ii) as soon as possible and in any event no later than the Long Stop Date and shall assist RBSG to satisfy the conditions referred to in Clauses 6.1.1(i), (iii) and (v), provided that, for the avoidance of doubt, nothing in this Agreement shall oblige the Investor to agree to any changes to the terms of this Agreement or any Transaction Document or to the Exchangeable Bonds Conditions.

6.1.5
The parties agree that, other than in respect of any matters relating exclusively to the Investor (which shall be dealt with by the Investor), all requests and enquiries from any Regulatory Authority arising out of or in connection with the transactions contemplated by this Agreement shall be dealt with by RBSG. The Investor and the Core Consortium Members shall (and the Core Consortium Members shall procure that the Investor and the Consortium Members shall) promptly co-operate with and provide all information and any other assistance in a timely manner as may be reasonably required by such Regulatory Authority or by RBSG (including, without limitation, ensuring that the Investor or any Consortium Member makes relevant persons available for interviews, meetings or discussions that are necessary for these purposes, on reasonable notice and at a time reasonably convenient to such person(s)) upon being requested to do so by RBSG.

6.1.6
RBSG, the Investor and the Core Consortium Members undertake to keep each other informed as to the progress towards satisfaction of the conditions in Clause 6.1.1 and 6.1.2 and, in particular, to disclose anything of which they are aware which will or may prevent any of those conditions from being satisfied before the Long Stop Date promptly upon it coming to their notice.

6.1.7
Nothing in Clauses 6.1.5 or 6.1.6 shall require any member of the RBSG Group or any member of the Investor’s Group or any Consortium Member to disclose to each other any information concerning any businesses or assets other than the Businesses and Business Assets which any such party (acting in good faith) regards as confidential and commercially sensitive.

6.1.8
The party responsible for satisfaction of each condition in Clauses 6.1.1 and 6.1.2 shall give notice to the other party of the satisfaction of the relevant condition within two Business Days of becoming aware of the same.

6.2	Termination

6.2.1
If one or more of the conditions referred to in Clauses 6.1.1 and 6.1.2: (i) is not satisfied on or before the Long Stop Date; or (ii) becomes incapable of satisfaction at any time on or before the Long Stop Date, and, in each case, is not waived (where capable of waiver), then:

(i)
the Businesses shall not be sold pursuant to this Agreement and all terms of this Agreement and, subject to the terms thereof, any Transaction Document, shall forthwith cease to apply (other than Clauses 1, 6.2, 15, 17, 18, 19 and 21.2 to 21.13 (inclusive) of this Agreement) (with the date on which such terms cease to apply being the "Termination Date"); and

(ii)
no party shall have a claim against any other party under the terms of this Agreement or any Transaction Document that cease to apply pursuant to Clause 6.2.1(i), save for any claim arising from breach of any obligation under this Agreement or any Transaction Document (including Clause 6.1 of this Agreement) on or before the Termination Date.

6.2.2	If, prior to the Closing Date, the Exchangeable Bonds are redeemed in whole pursuant to the Exchangeable Bonds Conditions, then:

(i)
the Businesses shall not be sold pursuant to this Agreement and all terms of this Agreement and, subject to the terms thereof, any Transaction Document, shall forthwith cease to apply (other than Clauses 1, 6.2, 15, 17, 19 and 21.2 to 21.13 (inclusive) of this Agreement) (with the date on which such terms cease to apply being the "Pre-Closing Bond Termination Date"); and

(ii)
no party shall have a claim against any other party under the terms of this Agreement or any Transaction Document that cease to apply pursuant to Clause 6.2.2(i), save for any claim arising from breach of any obligation under this Agreement or any Transaction Document (including Clause 6.1 of this Agreement) on or before the Pre-Closing Bond Termination Date.

6.2.3	If, on or after the Closing Date, the Exchangeable Bonds are redeemed in whole pursuant to the Exchangeable Bonds Conditions, then:

(i)
the rights and obligations of the Investor pursuant to this Agreement and, subject to the terms thereof, any Transaction Document, shall forthwith cease to apply (other than Clauses 1, 6.2, 15, 17, 19 and 21.2 to 21.13 (inclusive) of this Agreement) (with the date on which such terms cease to apply being the "Post-Closing Bond Termination Date"); and

(ii)
the Investor shall have no claim against any other party under the terms of this Agreement or any Transaction Document that cease to apply pursuant to Clause 6.2.3(i), and no other party shall have a claim against the Investor under the terms of this Agreement or any Transaction Document that cease to apply pursuant to Clause 6.2.3(i),, in each case save for any claim arising from breach of any obligation under this Agreement or any Transaction Document (including this Clause 6) on or before the Post-Closing Bond Termination Date.

6.3	Merger Control Condition

From the date of this Agreement until the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG the provisions of Schedule 15 shall apply in place of the provisions of Clauses 3.1 to 3.10.1, other than Clause 3.7.1. From the date on which the Merger Control Condition is satisfied or waived by the Investor and RBSG the provisions of Clauses 3.1 to 3.10.1 shall apply and the provisions of Schedule 15 shall cease to apply.

7	The Scheme and Communications

7.1	The Parties’ Obligations in Relation to the Scheme

7.1.1
Without prejudice to any other provision of this Agreement, RBSG shall use reasonable endeavours to ensure that the Scheme is implemented and proceeds on the basis set out in this Agreement (including as to the assets and liabilities of the Businesses which are to be transferred to Newco) and the Scheme Documents (in accordance with Clause 7.2).

7.1.2
The parties agree that all matters relating to the implementation of the Scheme (including the preparation of the Scheme Documents and all requests and enquiries from the UK Regulators or the Court relating to the Scheme) shall be dealt with by RBSG and/ or the Business Sellers and accordingly RBSG and/ or the Business Sellers, as applicable, shall retain full control over such process. The Investor and the Core Consortium Members shall (and the Core Consortium Members shall procure that the Investor and the Consortium Members shall) promptly co-operate with and provide such information in relation to the Investor and/or the Investor’s Group and/or the Consortium Members and any other assistance in a timely manner as may be reasonably required by RBSG and/ or the Business Sellers, as applicable, (including, without limitation, ensuring that the Investor and/ or the Investor’s Group and/or the Consortium Members, as applicable, makes relevant persons available for interviews, meetings or discussions that are necessary for these purposes, on reasonable notice and at a time reasonably convenient to such person(s)) in connection with the implementation of the Scheme.

7.2	The Scheme Documents

7.2.1
The Investor and the Core Consortium Members shall (and the Core Consortium Members shall procure that the Investor and the Consortium Members shall) offer and afford in a timely manner reasonable co-operation, and such information and assistance as may be reasonably requested by RBSG and/ or the Business Sellers, as applicable, in respect of the preparation of any Scheme Document in order that the Scheme can be implemented in accordance with Clause 7.1.

7.2.2	The parties agree that the Scheme Documents shall (unless otherwise agreed by the parties) be consistent with the terms set out in this Agreement.

7.2.3
The parties agree that RBSG and/ or the Business Sellers, as applicable, shall prepare (and, where applicable, issue) the Scheme Documents and accordingly RBSG and/ or the Business Sellers, as applicable, shall retain full control over such process subject to the Investor and the Transitional Board being permitted a reasonable opportunity to review and comment on the Scheme Documents (and drafts of them) produced by RBSG (provided that RBSG shall not be obliged to reflect or implement any such comments from the Investor or the Transitional Board). The Investor and the Core Consortium Members shall (and the Core Consortium Members shall procure that the Investor and the Consortium Members shall) promptly co-operate with and provide RBSG and/ or the Business Sellers, as applicable, with such information in relation to the Investor and/or the Investor’s Group and/or the Consortium Members and any other assistance in a timely manner as may be reasonably required in connection with the preparation of the Scheme Documents. The parties acknowledge that the Scheme Documents are subject to review and comment by third parties, including but not limited to, the UK Regulators and relevant counsel and RBSG and/ or the Business Sellers, as applicable, shall retain full control in relation to all activities in relation to any such third parties.

7.2.4	The Scheme Documents and all communications and notifications relating to the Scheme shall be consistent in all material respects with the Scheme.

7.3	Non-Scheme Assets

Where any Business Asset (a “Non-Scheme Asset”) is not capable of being transferred to Newco pursuant to the Scheme:

7.3.1	the relevant Business Seller shall transfer or procure the transfer of any Non-Scheme Asset to Newco on Closing in compliance with all applicable Law and Regulations; and

7.3.2
the relevant Business Seller and Newco shall prepare, execute, publish and release any agreements, communications, notices, documents or other instruments (the “Non-Scheme Documents”) that may be required by Law and Regulations or any Regulatory Authority in connection with the transfer of any Non-Scheme Assets to Newco, or which may be reasonably necessary or desirable in connection with the transfer of any Non-Scheme Asset to Newco.

7.4	Communications

7.4.1
The Investor and the Core Consortium Members shall not (and the Core Consortium Members shall procure that the Investor and the Consortium Members shall not) issue any communication or notification to Customers without the prior consent of the Business Sellers or RBSG. The Core Consortium Members shall procure that the Consortium Members shall not issue any communication to third parties in a manner which undermines the objectives of the parties as set out in the Transaction Documents.

7.4.2
For the avoidance of doubt, neither Newco nor any member of the RBSG Group shall be required to consult with, or obtain the approval of, the Investor (or any member of the Investor’s Group or any Consortium Member) in connection with any communications or notifications sent to Customers or Relevant Employees whether in connection with this Agreement or otherwise.

8	Separation Planning

8.1.1	RBSG shall use reasonable endeavours to plan for and implement Separation in accordance with the Separation Plan.

8.1.2
The Investor, the Core Consortium Members and Newco shall (and the Core Consortium Members shall procure that the Investor and the Consortium Members shall) promptly co-operate with and provide all information and any other assistance in a timely manner as may reasonably be required in connection with the implementation of Separation by RBSG.

9	Closing of Newco Transfer

Subject to Clause 6, and unless otherwise specified by a relevant Regulatory Authority, Closing shall take place immediately following the Effective Time at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ or at such other place as may be determined by RBSG and notified to the Investor.

10	IPO Framework

10.1	IPO Process

10.1.1	RBSG and the Investor shall (and the Core Consortium Members shall procure that the Investor shall) work together collaboratively and in good faith to plan for and implement an IPO.

10.1.2	Subject to Clause 10.1.5, the Investor acknowledges and agrees that RBSG shall in its absolute discretion establish the timing, structure, pricing and other forms and conditions of an IPO.

10.1.3
Subject to Clause 10.1.5, and without prejudice to the provisions of Clause 10.1.2, RBSG and the Investor acknowledge and agree that, prior to an IPO, RBSG shall negotiate in good faith one or more agreements with respect to various matters relating to:

(i)	timing, structure and pricing of an IPO;

(ii)	underwriting agreements;

(iii)	lock-up agreements;

(iv)	any customary relationship agreement; and

(v)	any other customary agreements or provisions as RBSG deems necessary acting reasonably,

(collectively, the “IPO Agreements”).

10.1.4
The Investor shall (and the Core Consortium Members shall procure that the Investor shall) enter into and assist RBSG in entering into any IPO Agreements that RBSG may reasonably request, including, without limitation, by providing warranties in any underwriting agreement on the following basis:

(i)	where the Investor sells any Newco Shares on or immediately following an IPO, the Investor shall provide warranties on the same terms as any warranties provided by RBSG; and

(ii)
without prejudice to Clause 10.1.4(i) and irrespective of whether the Investor sells any Newco Shares on or immediately following an IPO, the Investor shall procure that the directors of the Newco Board appointed by the Investor shall provide warranties on the same terms as any warranties provided by the directors of the Newco Board appointed by RBSG, and provided that any lock-up which the Investor is requested to enter into shall permit any Permitted Financing Security and the enforcement of any Permitted Financing Security.

10.1.5
Subject to applicable Law and Regulations, RBSG shall inform the Investor in a timely fashion as to the progress being made in connection with an IPO and of any communications with any Regulatory Authority in connection therewith, and shall consult with the Investor in relation to any material developments or issues arising in relation thereto, and the Investor shall be provided with a reasonable opportunity to review and comment upon any IPO Agreements and any public documentation or announcements to be issued by the RBSG Group or Newco in connection with an IPO, provided that in, each case, RBSG shall not be obliged to reflect or implement any comments from the Investor relating thereto.

10.1.6
The Investor shall, with the consent of RBSG (such consent not to be unreasonably withheld or delayed), have a right to acquire in an IPO (in addition to any shares acquired by virtue of the Exchangeable Bonds) such number of Newco Shares as: (i) does not exceed 10 per cent. of the number of Newco Shares in issue immediately upon completion of an IPO; and (ii) when taken together with Newco Shares issued to the Investor under the Exchangeable Bonds, does not exceed 49 per cent. of the number of Newco Shares in issue immediately upon completion of an IPO, at a price per share equal to the price at which shares are offered in an IPO, without any deduction for any discounts, fees and commissions payable to underwriters, and provided that the Investor exercises such right within 24 hours of the announcement of the IPO price range, whether by way of prospectus or otherwise. The Investor shall be entitled to nominate a Consortium Member or Members to acquire some or all of the relevant Newco Shares but, in the case of a Consortium Member other than a Core Consortium Member, only up to an amount of the Newco Shares that is pro rata to its percentage ownership of the Investor. The Investor shall notify RBSG in writing confirming whether or not the Investor will exercise the option. To the extent the option is so exercised, such exercise shall not be conditional on the ultimate price of the IPO.

10.1.7	If an IPO is effected, the following provisions of this Clause 10.1.7 will apply and the following terms shall have the following meanings:

“Exchange” has the meaning given to it in the Exchangeable Bonds Conditions;

“First Hurdle Price” means the IPO Price increased by an annualised rate of ***;

“IPO Price” means the price per Newco Share (before deduction in respect of any discount, fees or commissions) at which Newco Shares are offered in the IPO as determined on the IPO Pricing Date, expressed in sterling;

“IPO Pricing Date” means the date on which the price for Newco Shares to be issued or sold in the IPO is determined and notified to a regulatory information service;

“Measurement Date” means the later in time to occur of (a) ***; and (b) ***;

“Reference Number of Investor Shares” the number of Newco Shares issued or transferred to the Investor on Exchange of the Exchangeable Bonds and that remain owned by the Investor on the Measurement Date;

“Second Hurdle Price” means the IPO Price increased by an annualised rate of ***;

“Settlement Price” means the average closing price per Newco Share measured over the 30 trading days before the Measurement Date; and

“Third Hurdle Price” means the IPO Price increased by an annualised rate of ***.

(i)	If the Settlement Price is greater than the First Hurdle Price, the Investor shall pay to RBSG an amount equal to:
__________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

***

(ii)	If the Settlement Price is greater than the Second Hurdle Price, the Investor shall pay to RBSG an amount equal to:

***

(iii)	If the Settlement Price is greater than the Third Hurdle Price, the Investor shall pay to RBSG an amount equal to:

***

(iv)	No amount shall be payable by the Investor pursuant to this Clause 10.1.7 unless (for the avoidance of doubt) the Settlement Price is greater than the First Hurdle Price.

(v)
If any Newco Shares issued or transferred to the Investor on Exchange of the Exchangeable Bonds are sold by the Investor to a third party prior to the Measurement Date (“Sold Shares”), the mechanism set out at Clauses 10.1.7(i) to 10.1.7(iv) shall also apply in respect of the Sold Shares mutatis mutandis, provided that:

(a)	the “Settlement Price” will mean the weighted average price at which the Sold Shares were sold; and

(b)	the “Reference Number of Investor Shares” will mean the aggregate number of Sold Shares.

(vi)	Any amount payable pursuant to this Clause 10.1.7 shall not in any case exceed £200,000,000 and be paid in cash within 60 days of the Measurement Date.

(vii)
To the extent permitted by applicable Law and Regulations, any amount payable pursuant to this Clause 10.1.7 shall be treated as additional consideration for the issue or transfer of the Newco Shares to the Investor on Exchange of the Exchangeable Bonds and not resulting in any increase of the liability for or in respect of Tax of Newco or the Investor.

__________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

11	Core Consortium Members’ undertakings

11.1	Undertaking in respect of Investor

Each of the Core Consortium Members undertakes to each of RBSG, the Business Sellers and Newco that it will:

11.1.1
procure the due and punctual performance and observance by the Investor of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to Clauses 3 (Governance and Information Rights), 4 (Newco Provisions), 5.7 (Tax Matters), 6.1 (Conditions Precedent), 7 (The Scheme and Communications), 8 (Separation Planning), 10.1.1 – 10.1.6 (IPO Framework) and 15 (Confidentiality and Announcements); and

11.1.2
procure, so far as it is able to, the due and punctual performance and observance by the Investor of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to Clauses 10.1.7 and 10.2 (IPO Priority and Lock-up).

11.2	Undertaking in respect of Consortium Members

Each of the Core Consortium Members undertakes to each of RBSG, the Business Sellers and Newco that it will procure the due and punctual performance and observance by the Consortium Members of all the obligations, commitments, undertakings, warranties and indemnities given or made in respect of such persons under or pursuant to Clauses 4 (Newco Provisions), 6.1 (Conditions Precedent), 7 (The Scheme and Communications), 8 (Separation Planning), and 15 (Confidentiality and Announcements).

11.3	Further undertakings

If the European Commission indicates that it will not approve the arrangements in this Agreement pursuant to the State Aid Commitments because of Clause 10.2.5 as it applies to a Qualifying Refinancing, the Investor will waive its right to enter into a Qualifying Refinancing.

12	Indemnification

12.1	Indemnity by the Business Sellers against Excluded Liabilities

Subject to Clause 12.3 and notwithstanding any Law and Regulations which require Newco to assume, discharge, perform or honour any Excluded Liability, each Business Seller shall indemnify and keep indemnified on demand Newco (and any member of its Group from time to time after Closing) on an after-Tax basis from and against:

12.1.1	any Liability or Losses suffered or incurred by Newco or such person to the extent they arise from any Excluded Liabilities assumed, discharged, performed or honoured by it; and

12.1.2
any third party professional or other out of pocket costs and expenses directly arising out of or in connection with Newco or such person being required to assume, discharge, perform or honour any Excluded Liability or taking any reasonable action to investigate, avoid, resist or defend itself against any matter, Liability or Loss referred to in Clause 12.1.1.

For the avoidance of doubt, in connection with any Customer claims in respect of any Excluded Liabilities the Business Sellers’ indemnity in this Clause 12.1 shall be limited to any Liabilities, Losses and any third party professional or other out of pocket costs and expenses as referred to in Clauses 12.1.1 and 12.1.2 suffered, incurred or directly arising out of or in connection with the remediation of Customers in respect of any Excluded Liabilities (and shall only apply to such remediation amounts actually paid to Customers) and shall not include any Liabilities, Losses or any third party professional or other out of pocket costs and expenses arising out of or relating to the processing of any claims by Customers in respect of any Excluded Liabilities. Where any changes or improvements to the processes, systems, other operating infrastructure or internal controls of Newco are required (in whole or in part) by Law and Regulations or any Regulatory Authority (including the UK Regulators), or where such changes are recommended (in whole or in part) by any Regulatory Authority (including the UK Regulators) or are otherwise implemented by Newco, including where new processes, systems, other operating infrastructure or internal controls are implemented by Newco, all Liabilities, Losses or other expenses relating to or arising out of or in connection with the implementation of any such changes or improvements shall be borne entirely by Newco.

Where Newco incurs any obligations or Liabilities as a result or arising out of any act or omission of the Business Sellers (or any of them) which is in breach of Law and Regulations, to the extent that Newco continues the act or omission which is in breach of Law and Regulations after the Closing Date, such obligations and Liabilities to the extent arising in relation to the period after the Closing Date shall be solely for Newco's account and the Business Sellers shall have no liability therefor under any indemnity in this Clause 12.1.

12.2	Indemnity by Newco against Assumed Liabilities

Subject to Clause 12.3 and notwithstanding any Law and Regulations which require the Business Sellers, in relation to their respective Businesses, to assume, discharge, perform or honour any Assumed Liability, Newco shall indemnify and keep indemnified the Business Sellers and each member of the RBSG Group (each a “RBSG Indemnified Person”) on an after-Tax basis from and against:

12.2.1
any Liability or Losses suffered or incurred by a RBSG Indemnified Person to the extent they arise from any Assumed Liabilities assumed, discharged, performed or honoured by any RBSG Indemnified Person; and

12.2.2
any third party professional or other out of pocket costs and expenses directly arising out of or in connection with any RBSG Indemnified Person being required to assume, discharge, perform or honour any Assumed Liability or taking any reasonable action to investigate, avoid, resist or defend itself against any matter, Liability or Loss referred to in Clause 12.2.1.

12.3	Limitation of liability

12.3.1	Contingent Liabilities

Neither Newco nor the Business Sellers shall be obliged to make payment under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability.

12.3.2	Provisions

No liability shall attach to the Business Sellers in respect of a claim under the Business Sellers’ Indemnity if and to the extent that: (i) a quantified allowance, provision or reserve in respect of the Liability is made in the balance sheets of the Businesses prepared by the Business Sellers as at the Closing Date, save to the extent that the allowance, provision or reserve is not adequate to meet the Liability in question or (ii) any member of the RBSG Group makes a capital contribution  to Newco in respect of such claim (taking into account any Tax or Loss to which Newco is subject in respect of the contribution).

12.3.3	Voluntary Matters Arising

(i)	Agreed matters

No liability shall attach to the Business Sellers or Newco in respect of a breach of the Business Sellers’ Indemnity or the Newco Indemnity (as applicable) in respect of any matter or thing done or omitted to be done at the written request of or with the written approval of the Investor (in the case of the Business Sellers) or the Business Sellers (in the case of Newco).

(ii)	Acts of Newco

No liability shall attach to the Business Sellers in respect of any claim under the Business Sellers’ Indemnity to the extent the same is attributable to any voluntary act, omission or transaction of Newco or its directors, officers, employees, agents or successors in title, which is (i) outside the ordinary and usual course of the relevant Business or (ii) in breach of Law and Regulations or the requirements of any Regulatory Authority (including the UK Regulators), and which, in each case, occurs after the Closing Date whether or not such act, omission or transaction is similar to or the same as an act, omission or transaction of any of the Business Sellers prior to the Closing Date.

12.3.4	Mitigation of Losses

Newco and the Business Sellers shall take all reasonable steps and give all reasonable assistance to avoid or to mitigate any Losses which might give rise to a liability in respect of any claim by any of them under this Agreement. Without prejudice to the foregoing, Newco shall, in taking such steps and giving such reasonable assistance, act at all times in a manner which is consistent with the manner in which it would act if it were liable for any Losses on its own account and were obliged to indemnify the Business Sellers in the same or similar circumstances.

13	Claims

13.1	Assumed Liabilities

13.1.1	If any member of the RBSG Group receives notice of any claim by a third party in respect of an Assumed Liability, RBSG shall give notice of such claim to Newco as soon as reasonably practicable.

13.1.2
Subject to Clause 13.1.4, to the extent that a Business Seller (or any other member of the RBSG Group) is involved directly in the relevant claim the Business Sellers shall, or shall procure that the relevant member of the RBSG Group shall, conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any claim (a “RBSG Third Party Claim”) made by any other third party (including for the avoidance of doubt a customer of the RBSG Group) in relation to the RBSG Group’s business in the United Kingdom and which is based on similar facts or circumstances or is of a similar nature or type to the claim made by the third party.

13.1.3
Subject to Clause 13.1.4, the Business Sellers shall, to the extent permitted by any Law and Regulations, take such action as Newco may reasonably request to avoid, dispute, resist, appeal, compromise, settle, defend or mitigate any claim by a third party which constitutes or may constitute an Assumed Liability (an “Assumed Liability Claim”) subject to the Business Sellers being indemnified on an after-Tax basis by Newco against all Losses which may thereby be incurred and, provided that the Business Sellers shall not be required to take any action which is inconsistent in any material respect with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any RBSG Third Party Claim. Without limitation to the foregoing (and subject to applicable Law and Regulations):

(i)
each Business Seller shall allow Newco and its financial, accounting, tax and/or legal advisers reasonable access to enable them to investigate the facts, matter or circumstance alleged to (or which may) give rise to such Assumed Liability Claim and whether and to what extent any amount is or may be payable in respect of such claim; and

(ii)
the Business Sellers shall, and shall procure that any other relevant members of the RBSG Group shall, disclose to Newco all material of which they are aware which relates to such Assumed Liability Claim and shall, subject to their being paid all reasonable out of pocket costs and expenses, give all such information and assistance, including:

(a)	access to premises and personnel;

(b)	making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities; and

(c)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as Newco or its financial, accounting, tax and/or legal advisers may reasonably request.

13.1.4
In relation to any claim by a third party relating to an Assumed Liability Newco shall be entitled at its own expense and in its absolute discretion (subject to the Business Sellers being indemnified on an after-Tax basis by Newco against all Losses which may thereby be incurred), by notice in writing to the Business Sellers, to (and shall, if so requested by a Business Seller or any other member of the RBSG Group) take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise, settle or contest the relevant claim (including making counterclaims or other claims against third parties and including instructing such professional and legal or tax advisers as Newco may nominate to act on behalf of the relevant Business Seller or member of the RBSG Group) in the name of and on behalf of the relevant Business Seller or member of the RBSG Group concerned and to have the conduct of any related proceedings, negotiations or appeals except that Newco shall conduct such claim in a manner which is consistent, in all material respects, with the manner in which RBSG would, at the relevant time, conduct any RBSG Third Party Claim.

13.2	Notification of Claims

Any notice given under Clause 13.1.1 or 13.3.1 shall, to the extent then within the knowledge of Newco or, as the case may be, RBSG or the relevant Business Seller, set out in reasonable detail information concerning the legal and factual basis of the claim or potential claim and set out Newco’s or, as the case may be, RBSG or the relevant Business Seller’s estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

13.3	Excluded Liabilities

13.3.1
If Newco receives notice of any claim by a third party in respect of any Excluded Liability (an “Excluded Liability Claim”) it shall give notice of such claim to the Business Sellers as soon as reasonably practicable.

13.3.2
Subject to Clause 13.3.4, to the extent that Newco is involved directly in the relevant claim, it shall conduct such claim reasonably and in a manner (including as to the taking of steps to mitigate losses arising therefrom) which is consistent, in all material respects, with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any RBSG Third Party Claim.

13.3.3
Subject to Clause 13.3.4, Newco shall, to the extent permitted by any Law and Regulations, take such action as the Business Sellers may reasonably request to avoid, dispute, resist, appeal, compromise, settle, defend or mitigate any Excluded Liability Claim subject to Newco being indemnified on an after-Tax basis by the Business Sellers against all Losses which may thereby be incurred and provided that Newco shall not be obliged to take any action which is inconsistent in any material respect with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would conduct any RBSG Third Party Claim. Without limitation to the foregoing (and subject to applicable Law and Regulations):

(i)
Newco shall allow the Business Sellers and their financial, accounting, tax and/or legal advisers reasonable access to allow them to investigate the fact, matter or circumstance alleged to (or which may) give rise to such Excluded Liability Claim and whether and to what extent any amount is or may be payable in respect of such claim;

(ii)
Newco shall disclose to the Business Sellers all material of which it is aware which relates to such Excluded Liability Claim and shall, subject to it being paid all reasonable out of pocket costs and expenses, give all such information and assistance, including:

(a)	access to premises and personnel (including any Relevant Employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Business Sellers);

(b)	making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities; and

(c)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as the Business Sellers or their financial, accounting, tax and/or legal advisers may reasonably request.

13.3.4
In relation to any claim by a third party relating to an Excluded Liability the Business Sellers shall be entitled at their own expense and in their absolute discretion (subject to Newco being indemnified on an after-Tax basis against all Losses which may thereby be incurred), by notice in writing to Newco to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise, settle or contest the relevant claim (including making counterclaims or other claims against third parties and including instructing such professional and legal or tax advisers as the Business Sellers may nominate to act on behalf of Newco in the name of and on behalf of Newco and to have the conduct of any related proceedings, negotiations or appeals except that the Business Sellers shall conduct such claim in a manner which is consistent, in all material respects, with the manner in which the Business Sellers (or, as the case may be, the relevant member of the RBSG Group) would, at the relevant time, conduct any RBSG Third Party Claim.

13.4	Confidentiality

13.4.1
Any documents or information made available to a party in accordance with this Clause 13 shall, subject to Clause 15.2, be kept confidential by the recipient and shall be used by the recipient only for the purposes referred to or contemplated in this Clause 13.

13.4.2
Nothing in this Clause 13 shall require the provision of any documents or information where such provision would contravene any Law and Regulations, breach any duty of confidentiality (subject to the relevant party using reasonable endeavours to seek any relevant third party consent in respect of such duty of confidentiality) or prejudice any right of privilege.

13.5	Legal or Regulatory Constraints

Where any Law and Regulations require the consent of any third party (including any Regulatory Authority) to be obtained before any aspect of this Clause 13 can be operated in accordance with applicable Law and Regulations, the relevant party which requires to obtain any such consent before it can comply with its obligations under this Clause 13 in accordance with Law and Regulations shall use all reasonable endeavours to obtain such consent on a timely basis.

13.6	Conduct of Claims

RBSG and Newco shall, and shall procure that the members of their respective Groups shall, to the extent permitted by Law and Regulations, at all times take all steps necessary to maintain any legal privilege that exists in relation to any documents relevant to any claim which relates to an Assumed Liability or an Excluded Liability of which they have been notified pursuant to this Clause 13 or in relation to which they have received or obtained any information.

14	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

15	Confidentiality and Announcements

15.1	Announcements

15.1.1
The Investor and the Core Consortium Members shall procure that no announcement or circular in connection with the existence or the subject matter of any Transaction Document or any other document or matters contemplated by, or required under, this Agreement shall be made or issued by or on behalf of any member of the Investor’s Group or any Consortium Member without the prior written approval of the Business Sellers (such approval not to be unreasonably withheld or delayed).

15.1.2
Subject to Clause 15.1.3, no announcement or circular shall be made or issued by or on behalf of any member of the RBSG Group or Newco in relation to the existence of this Agreement without the prior written approval of the Investor (such approval not to be unreasonably withheld or delayed).

15.1.3
Clause 15.1.2 shall not prevent any announcement or circular: (i) required or contemplated by this Agreement, including, without limitation, in relation to any Scheme Document and any IPO; and/or (ii) required by applicable Law or Regulations or the rules of any recognised stock exchange on which any equity or debt securities of RBSG are, or are to be, listed (regardless of whether or not such rules have the force of law); and/or (iii) required by any Regulatory Authority, HM Treasury or the Monitoring Trustee in the context of, and consistent with, the approval granted by the European Commission to the Commissioners of HM Treasury on 14 December 2009 in respect of certain state aid granted to the RBSG Group by HM Treasury, as amended or updated from time to time.

15.2	Confidentiality

15.2.1
The parties hereby agree that the provisions of this Clause 15 shall supersede and replace the Confidentiality Agreements in their entirety and that, with effect from the execution of this Agreement, the Confidentiality Agreements shall terminate and cease to be of any further effect. The Core Consortium Members shall procure that Corsair IV Financial Services Capital Partners, L.P. and Centerbridge Advisors II, LLC shall comply with the terms of Clause 15.2 as if they were a party to this Agreement.

15.2.2	Subject to Clause 15.1 and Clause 15.2.3:

(i)	each of the parties shall treat as strictly confidential and not disclose any information received or obtained as a result of entering into or performing any Transaction Document which relates to:

(a)	the provisions of any Transaction Document; or

(b)	the negotiations relating to any Transaction Document;

(ii)
RBSG, the Business Sellers and Newco shall treat as strictly confidential and not disclose or use (other than any use in connection with any Transaction Document) any information relating to the business, financial or other affairs (including future plans and targets) of the Investor or any member of the Investor’s Group or any Consortium Member of which it has become aware through the negotiations leading to, or the implementation of, this Agreement or any other Transaction Document; and

(iii)
the Investor and the Consortium Members shall, and shall procure that any member of the Investor’s Group and the Consortium Members shall, treat as strictly confidential and not disclose or use (other than any use in connection with any Transaction Document) any information relating to the business, financial or other affairs (including future plans and targets) of Newco or of any member of the RBSG Group including the Businesses to the extent that the Investor or a member of the Investor’s Group or the Consortium Members, as applicable, has become aware of such information through the negotiations leading to, or the implementation of, this Agreement or any other Transaction Document (“RBS Confidential Information”).

(iv)
RBSG and the Business Sellers shall, and shall procure that each member of the RBSG Group shall, treat as strictly confidential and not disclose any information relating to the business, financial or other affairs (including future plans and targets) of Newco or the Businesses following the Closing Date.

15.2.3	Clause 15.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by any Regulatory Authority, HM Treasury or the Monitoring Trustee in the context of, and consistent with, the approval granted by the European Commission to the Commissioners of HM Treasury on 14 December 2009 in respect of certain state aid granted to the RBSG Group by HM Treasury, as amended or updated from time to time;

(ii)	the disclosure or use is required by, and made to, HM Treasury, UKFI or the UK Regulators;

(iii)
the disclosure or use is required by Law and Regulations, any Regulatory Authority or the rules of any recognised stock exchange on which any equity or debt securities of RBSG or any member of the Investor’s Group are, or are to be, listed (regardless of whether or not such rules have the force of law);

(iv)
the disclosure or use is required by any accounting standards in accordance with which the published accounts of any party are to be drawn up or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party or the disclosure is made to any relevant Regulatory Authority;

(v)	the disclosure or use is required to vest the full benefit of any Transaction Document in any party;

(vi)	the disclosure or use is required for the purpose of any proceedings arising out of any Transaction Document;

(vii)
the disclosure is made to professional advisers or actual or potential financiers of any party on a need to know basis and on terms that the relevant party procures that such professional advisers or actual or potential financiers comply with the provisions of Clause 15.2.2 in respect of such information as if they were a party to this Agreement;

(viii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreements or of this Agreement);

(ix)	the other parties have given prior written approval to the disclosure or use;

(x)	the disclosure or use is required, as determined by RBSG and/ or the Business Sellers, each acting in their absolute discretion, for the purpose of any Scheme Document or an IPO; or

(xi)
the disclosure is made by the Investor or the Core Consortium Members to members of the Investor’s Group and/or to Consortium Members or their respective affiliates on terms that the Investor and the Core Consortium Members or their respective affiliates procure that such members of the Investor’s Group and/or Consortium Members or their respective affiliates comply with the provisions of Clause 15.2.2 in respect of such information as if they were a party to this Agreement, provided that prior to disclosure or use of any information pursuant to Clause 15.2.3(iii), the party concerned shall to the extent reasonably practicable and unless prohibited by law from doing so or, unless required not to do so by any relevant court or Regulatory Authority, promptly notify the other parties of such requirement with a view to agreeing the timing and content of such disclosure or use.

15.2.4
For the avoidance of doubt, nothing in Clause 15.2.3 shall prevent the parties from complying with any of their obligations under any Transaction Document relating to the return or destruction of confidential information.

15.2.5
Subject to Clause 15.2.6, if Closing does not take place in accordance with the terms of this Agreement or this Agreement is otherwise terminated in accordance with its terms, the Investor and the Consortium Members shall, and shall procure that any member of the Investor’s Group and the Consortium Members shall: (i) destroy all RBS Confidential Information received or obtained from or on behalf of any member of the RBSG Group or Newco or their respective agents, advisers or representatives and expunge (or otherwise make inaccessible) such RBS Confidential Information from all computers, word processors and other devices containing the same; and (ii) destroy all Created Documents and expunge (or otherwise make inaccessible) such Created Documents from all computers, word processors and other devices containing the same, in each case, subject to the Investor and the Consortium Members providing written confirmation to the Business Sellers, in a form reasonably acceptable to the Business Sellers, confirming that the Investor and any member of the Investor’s Group and the Consortium Members, as applicable, has destroyed the RBS Confidential Information and/or Created Documents in accordance with this Clause 15.2.5.

15.2.6
If Closing does not take place in accordance with the terms of this Agreement, if so directed by the Business Sellers in respect of any particular RBS Confidential Information received or obtained from or on behalf of any member of the RBSG Group or Newco or their respective agents, advisers or representatives, the Investor and the Consortium Members shall, and shall procure that any member of the Investor’s Group and the Consortium Members shall, return such RBS Confidential Information and expunge (or otherwise make inaccessible) such RBS Confidential Information from all computers, word processors and other devices containing the same, subject to the Investor and the Consortium Members providing written confirmation to the Business Sellers, in a form reasonably acceptable to the Business Sellers, confirming that the Investor, any member of the Investor’s Group, or the Consortium Members, as applicable, has returned and/or expunged, as applicable, the RBS Confidential Information in accordance with this Clause 15.2.6.

16	Target Operating Model Plan

The parties acknowledge that the Target Operating Model Plan is appended to this Agreement for information.

17	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

18	***

19	Exchangeable Bond Provisions

The Investor and RBSG agree to comply with Conditions 4(d), 4(e), 5(d) and 5(f) of the Exchangeable Bonds Conditions. Such Conditions will continue to apply in respect of (i) (in the case of Conditions 4(d) and 4(e)) any true up in respect of payments made before any redemption, repayment or exchange of the Exchangeable Bonds, (ii) (in the case of Condition 5(d)) any waiver of dividend rights and (iii) (in the case of Condition 5(f)) any payment of the LTV and Cash Balance Amount (as defined in the Exchangeable Bonds Conditions), in each case even if the Exchangeable Bonds have been redeemed, repaid or exchanged for Newco Shares before the relevant true up payment has been made (in the case of Conditions 4(d) and 4(e)), or dividend is paid (in the case of Condition 5(d)) or in the case of Condition 5(f)) LTV and Cash Balance Amount payment has been made.

20	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

***

21	Other Provisions

21.1	Further Assurances

Each of the parties shall, at its own cost, from time to time execute, or to the extent within its power procure the execution of, such documents in a form reasonably satisfactory to the other parties and perform, or to the extent within its power procure the performance of, such acts and things as any other party may reasonably require to give full effect to any Transaction Document and to secure to the other parties the full benefit of the rights, powers and remedies conferred upon them in any Transaction Document.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

21.2	Whole Agreement

21.2.1
The Transaction Documents contain the whole and only agreement between the parties relating to the subject matter of the Transaction Documents at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and the Transaction Documents supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Transaction Documents.

21.2.2
Each party acknowledges that, in entering into the Transaction Documents to which it is a party, it is not relying upon any pre-contractual statement which is not expressly set out in the relevant Transaction Documents.

21.2.3
So far as is permitted by Law and Regulations and except in the case of fraud, each of the parties agrees and acknowledges that it shall have no right of action against any other party to any of the Transaction Documents arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the relevant Transaction Document. No party shall have any right to terminate or rescind any Transaction Document except as expressly set out therein.

21.2.4
For the purposes of this Clause 21.2, “pre-contractual statement” means any draft, agreement, undertaking, representation (whether negligent or innocent), warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of any of the Transaction Documents made or given by any person at any time prior to the relevant Transaction Document becoming legally binding.

21.3	Reasonableness and Specific Performance

21.3.1	Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in the Transaction Documents.

21.3.2
The parties agree that if the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage might occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek the remedies of specific performance of the terms of this Agreement or injunctive relief, in addition to any other remedy at law or equity.

21.4	No Assignment

Except as otherwise expressly provided in this Agreement:

21.4.1
no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights or benefits under, the whole or any part of this Agreement; and

21.4.2
a party may, without the consent of the other parties, assign to a subsidiary, a subsidiary undertaking or another member of that party’s Group the benefit of the whole or any part of this Agreement, provided that such assignment shall be expressed to have effect only for so long as the assignee remains a subsidiary, a subsidiary undertaking or a member of the Group of the party concerned.

21.5	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

21.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties (except that RBSG may sign a variation on behalf of the Business Sellers). Prior to IPO, Newco may only agree to a variation of this Agreement, or a waiver of any of its rights hereunder, with the prior written approval of both RBSG and the Investor.

21.7	Method of Payment

Wherever in this Agreement provision is made for a payment to be made or procured, any such payments shall be effected by crediting for same day value the account or accounts in accordance with Law and Regulations notified by the relevant party to the relevant other party or parties reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

21.8	Costs

Subject to the Exchangeable Bonds Conditions, Schedule 10 and the Tax Deed:

21.8.1
RBSG and the relevant member of the RBSG Group (including Newco) shall bear all costs incurred by it and the RBSG Group in connection with the preparation, negotiation and execution of the Transaction Documents and the sale of the Businesses; and

21.8.2
the Investor and the Investor’s Group, as applicable, shall bear all costs incurred by them in connection with the preparation, negotiation and execution of the Transaction Documents and the purchase of the Businesses.

21.9	Notices

21.9.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

21.9.2
A Notice to RBSG, the RBSG Group or Newco shall be sent to such party at the following address, or such other person or address as RBSG, the relevant member of the RBSG Group or Newco may notify to the Investor from time to time:

Address:	The Royal Bank of Scotland Group plc
House G
RBS Gogarburn
Edinburgh
EH12 1HQ
Fax No.:	***
Attention:	Group General Counsel

__________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

21.9.3
A Notice to the Investor or the Investor’s Group shall be sent to the Investor or, as applicable, the Investor’s Group, at the following address, or such other person or address as the Investor may notify to the Business Sellers from time to time:

Address:	Lunar Investors LLP
63 Brook Street
London W1K 4HS
Fax:	***
Attention:	***

21.9.4
A Notice to the Core Consortium Members shall be sent to the relevant Core Consortium Member at the following address, or such other person or address as the relevant Core Consortium Member may notify to the Business Sellers from time to time:

Corsair 1, Corsair 2 and Corsair 3
Address:	4th Floor, The Economist Building
25 St James’s Street
London SW1A 1HG
Fax:	***
Attention:	***
Centerbridge 1 and Centerbridge 2
Address:	63 Brook Street
London W1K 4HS
Fax:	***
Attention:	***

21.9.5	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; and

(ii)	at the time of transmission in legible form, if delivered by fax.

21.10	Invalidity

21.10.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction:

(i)	the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties; and

(ii)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement shall not be affected or impaired,

provided that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

__________________________
*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

21.10.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 21.10.1(i), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 21.10.1(i), not be affected.

21.11	Remedies and Waivers

21.11.1	No delay or omission by any party to any Transaction Document in exercising any right, power or remedy provided by law or under any such Transaction Document shall:

(i)	affect such right, power or remedy; or

(ii)	operate as a waiver of it.

21.11.2
The single or partial exercise of any right, power or remedy provided by law or under any Transaction Document shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.11.3	The rights, powers and remedies provided in the Transaction Documents are cumulative and not exclusive of any rights, powers and remedies provided by law.

21.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart but this Agreement shall not be effective until each party has executed at least one counterpart.

21.13	Governing Law and Submission to Jurisdiction

21.13.1
The Transaction Documents, save as expressly provided otherwise therein, and any non-contractual obligations arising out of or in connection with such Transaction Documents shall be governed by and construed in accordance with English law.

21.13.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with the Transaction Documents (save as expressly provided otherwise therein) and that accordingly any proceedings arising out of or in connection with such Transaction Documents shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

In witness whereof this Agreement has been duly executed.

SIGNED by Bruce Van Saun on behalf of The Royal Bank of Scotland Group plc:	/s/ Bruce Van Saun

SIGNED by Bruce Van Saun on behalf of The Royal Bank of Scotland plc:	/s/ Bruce Van Saun

SIGNED by Bruce Van Saun on behalf of National Westminster Bank Plc:	/s/ Bruce Van Saun

SIGNED by Bruce Van Saun on behalf of Williams & Glyn’s Limited:	/s/ Bruce Van Saun

SIGNED by Ben C. Langworthy on behalf of Lunar Investors LLP (as the Investor):	/s/ Ben C. Langworthy

SIGNED by Cliff Brokaw on behalf of Corsair IV-B FSCP AIV II Cayman, L.P. (as Core Consortium Member):	/s/ Cliff Brokaw

SIGNED by Cliff Brokaw on behalf of Corsair IV FSCP AIV II Cayman, L.P. (as Core Consortium Member):	/s/ Cliff Brokaw

SIGNED by Cliff Brokaw on behalf of Corsair Rainbow Investor, L.P. (as Core Consortium Member):	/s/ Cliff Brokaw

SIGNED by Ben C. Langworthy on behalf of Centerbridge Capital Partners SBS II (Cayman), L.P. (as Core Consortium Member):	/s/ Ben C. Langworthy

SIGNED by Ben C. Langworthy on behalf of Centerbridge Capital Partners II (Cayman), L.P. (as Core Consortium Member):	/s/ Ben C. Langworthy

Table of Contents

Content		Page

1	Interpretation	3

2	Issue of the Exchangeable Bonds	20

3	Governance and Information Rights	21

4	Newco Provisions	27

5	Agreement to Transfer the Businesses	28

6	Conditions	35

7	The Scheme and Communications	38

8	Separation Planning	39

9	Closing of Newco Transfer	39

10	IPO Framework	40

11	Core Consortium Members’ undertakings	44

12	Indemnification	44

13	Claims	47

14	***	50

15	Confidentiality and Announcements	51

16	Target Operating Model Plan	54

17	***	54

18	***	55

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

19	Exchangeable Bond Provisions	55

20	Exchangeable Bonds – Withholding Tax	55

21	Other Provisions	59

Schedule 1

***

*** Thirteen pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 2

Business Properties

***

*** Thirteen pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 3
Williams & Glyn’s Trade Marks and Williams & Glyn’s Domain Names

Part 1

Registered proprietor	Mark	Description	Country	Owner	Application/ Registration No.	Status	Classes
RBSG	W&G	Word	UK	RBSG	2525739	Registered	9, 16, 36
RBSG	WILLIAMS & GLYN’S	Word	UK	RBSG	2525717	Registered	9, 16, 36
RBSG	W&G	Word	CTM	RBSG	8546244	Application withdrawn	9, 16, 36
RBSG	WILLIAMS & GLYN’S	Word	CTM	RBSG	8486871	Registered	9, 16, 36

Part 2

Domain Name	Registrant
williamsandglyn.co.uk	RBSG
williamsandglyn.com	RBSG
willsandglyns.co.uk	RBSG
willsandglyns.com	RBSG
willsandglyn.co.uk	RBSG
willsandglyn.com	RBSG

Schedule 4

Employees

1	Definitions

In this Schedule 4:

“Employee Share Plans” means the 2007 UK Shareholder Plan; the 2010 Deferral Plan; the 2000 All Employee Share Ownership Plan and the 2010 Long Term Incentive Plan;

“Employee Transfer Date” means the date on which the Relevant Employees transfer to Newco, which shall be no later than the Closing Date;

“Transfer Provisions” means TUPE, together with the “Acquired Rights Directive”, Directive 2001/23/EC, as amended or replaced from time to time; and

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended or replaced from time to time.

2	Transfer Provisions

2.1
The Business Sellers shall transfer the Relevant Employees to Newco on or before the Closing Date. The Employee Transfer Date shall be determined by the Business Sellers having regard to operational considerations. The parties currently expect that the Transfer Provisions will apply in respect of the transfer of the Relevant Employees to Newco. Consequently, the employment of each Relevant Employee (except in relation to any provisions of any occupational pension scheme which relate to benefits for old age, invalidity or survivors in accordance with Regulation 10 of TUPE and the equivalent provisions of the Transfer Provisions) and any collective agreement relating to any such Relevant Employee shall have effect from the Employee Transfer Date as if originally entered into between Newco and such Relevant Employee and/or any relevant trade union.

2.2
Subject to paragraph 4 and save as provided in Schedule 5, the Business Sellers shall be responsible for all wages, salaries, bonuses, emoluments and other outgoings (and Taxation thereon) in respect of the Relevant Employees in relation to the period prior to the Closing Date and will discharge any payment obligations which fall due for payment before the Closing Date. Subject to paragraph 4 and save as provided in Schedule 5, Newco shall be responsible for all wages, salaries, bonuses, emoluments and other outgoings (and Taxation thereon) in respect of the Relevant Employees in relation to the period on and after the Closing Date and will discharge any payment obligations which fall due for payment on or after the Closing Date. All necessary apportionments shall be made to give effect to this paragraph 2.2.

Nothing in this paragraph 2.2 or in paragraph 4 shall render any Business Seller liable for any Losses or Liabilities in respect of which a specific provision or reserve is included in the balance sheets of the Businesses as referred to in Clause 12.3.2 save to the extent that the provision is not adequate to meet the Losses or Liabilities in question. Unless the parties agree otherwise, where a Business Seller is responsible for any sum under this paragraph 2.2 in respect of the period prior to the Closing Date but the payment obligation falls on or after the Closing Date, Newco shall discharge such payment obligation and the parties will cooperate to agree appropriate arrangements for the reimbursement of Newco on an after-Tax basis if and to the extent that there is no specific provision or reserve in such balance sheet in respect of such payment (or, where relevant, the relevant Business Seller’s share of such payment).

2.3
Save for benefits under the Group Retirement Benefit Arrangements (which are dealt with under Schedule 5) and subject to paragraphs 2.5 and 4, the Business Sellers shall be responsible for and will discharge all Liabilities and Losses relating to any relevant Business Seller’s failure to discharge its obligations to the Relevant Employees under paragraph 2.2 and against any Losses and Liabilities to or in respect of the Relevant Employees arising from or as a result of:

(i)	the employment of any Relevant Employee before the Closing Date but excluding the following Losses and Liabilities for which Newco shall remain liable, i.e. any Losses and Liabilities:

(a)	in respect of which Newco has the benefit of any employer’s liability insurance or similar insurance policy;

(b)	which arise on or after the Closing Date but the quantum of which may be calculated by reference to service accrued prior to the Closing Date;

(c)	which have been caused or exacerbated by the acts or omissions of Newco, or which Newco has failed to mitigate (in each case to the extent of such exacerbation or failure to mitigate); or

(d)	which fall within the scope of paragraph 2.4.

2.4
Newco shall be responsible for and will discharge all Liabilities and Losses relating to its failure to discharge its obligations to the Relevant Employees under paragraph 2.2 and against any Losses and Liabilities to and in respect of the Relevant Employees arising from of or as a result of:

(i)	the employment of a Relevant Employee on or after the Closing Date;

(ii)
any claim arising out of the provision of, or proposal by Newco to offer or effect any change to any benefit, term or condition or working condition of any Relevant Employee which occurs before, on or after the Closing Date;

(iii)	any failure by Newco to comply with its obligations under paragraph 3.4 and paragraph 4; and

(iv)
any statement communicated to or action done by Newco to or in respect of any Relevant Employee up to and including the Closing Date, which has not been agreed in advance with the Business Seller in writing.

2.5
Notwithstanding any other provisions of this Schedule 4, Newco shall be responsible for discharging any accrued holiday entitlement in respect of any Relevant Employee which has not been discharged prior to the Closing Date.

3	Employee Information and Consultation

3.1
The parties, having each taken independent legal advice, agree to waive the requirements under Regulation 11 of TUPE in respect of the provision of employee liability information. Accordingly, Newco acknowledges that it would not be just and equitable to pursue any future claim in the employment tribunal or in the Employment Appeal Tribunal in respect of any failure by any of the Business Sellers to provide employee liability information and undertakes not to bring such a claim against any of the Business Sellers or against any relevant employer(s) of the Relevant Employees.

3.2	The Business Sellers and Newco shall carry out its/their information and consultation duties in accordance with its/their obligations under the Transfer Provisions.

3.3
In accordance with its obligations under the Transfer Provisions, Newco shall provide the Business Sellers in writing with such information and at such time as will enable the relevant employer(s) of the Relevant Employees to carry out its/their information and consultation duties under the Transfer Provisions. Newco shall provide such assistance with the information and consultation process as the Business Sellers may reasonably request from time to time.

3.4
Newco shall inform the Business Sellers in writing of any measures it envisages taking on or after the Employee Transfer Date and/or the Closing Date (as relevant) in relation to any Relevant Employees as soon as reasonably practicable after such a measure has been identified and in any event in good time before the Employee Transfer Date and/or the Closing Date (as relevant) to allow the Business Sellers sufficient time to comply with their information and consultation obligations under the Transfer Provisions.

At the request of the Business Sellers and/or Newco, the Investor shall provide such assistance with the information and consultation process as the Business Sellers and/or Newco may reasonably request from time to time.

4	Incentives

4.1
The Business Sellers will pay and be responsible for any award under any Employee Share Plan which is granted to any Relevant Employees before Closing and which is to be satisfied in cash and/or RBSG shares, including any income tax and primary and secondary Class 1 National Insurance contributions in respect of such awards.

4.2
Newco must, within five Business Days after receipt by it of a notice from the Business Sellers reasonably requesting details of the rate at which any Relevant Employee pays income tax for the purpose of calculating the income tax liability under the Employee Share Plans give that information to the Business Sellers. Newco will be responsible for any penalties or interest or additional Tax payable by the Business Sellers as a result of a failure of Newco to provide such information.

4.3
Newco must, within five Business Days after receipt by it of a notice from the Business Sellers reasonably requesting such information, provide such information as the Business Sellers require in order to determine the entitlement of any Relevant Employee to payment and/or settlement of an award under any Employee Share Plan (including, without limitation, confirmation of whether a Relevant Employee remains employed by Newco and not under notice and, if a Relevant Employee has ceased to be so employed or is under notice of termination, whether such termination or notice is or was for a reason justifying summary dismissal or because of the Relevant Employee’s resignation.

4.4
Newco appoints the Business Sellers as its agent to collect an amount equal to any primary or secondary Class 1 National Insurance contributions arising in respect of any awards under the Employee Share Plans granted before Closing to any Relevant Employee.

4.5
The Business Sellers will pay and be responsible for any retention awards that have been awarded to any Relevant Employees before the date of this Agreement (including any income tax and primary and secondary Class 1 National Insurance contributions arising in respect of such awards).

4.6
Subject to paragraph 4.7 below, Newco will pay and be responsible for any retention awards that are awarded to any Relevant Employees on or after the date of this Agreement (including any income tax and primary and secondary Class 1 National Insurance contributions arising in respect of such awards).

4.7
Any retention awards which are proposed to be awarded to any Relevant Employees after the date of this Agreement will require the prior approval of the Business Sellers, including the RBSG Remuneration Committee.

5	Employee Loans

In the event that any Relevant Employee has a loan or other banking facility or arrangement which is a Product and which is on a Transferring Sort Code, that Product will be transferred to Newco in accordance with the terms of this Agreement. Any other loans, facilities and arrangements made available to a Relevant Employee by a Business Seller or any relevant employer(s) of the Relevant Employees prior to the Closing Date will be subject to the Business Sellers' normal leaver terms for such loans, facilities and arrangements unless the parties to this Agreement determine otherwise before the Closing Date.

Schedule 5
Pensions

1
The Business Sellers shall procure that the Relevant Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Employee Transfer Date (as defined in Schedule 4) and the Business Sellers shall continue to be responsible to fund benefits accrued or contributions in respect of the Relevant Employees that become due under the Group Retirement Benefit Arrangements in respect of service prior to the Closing Date.

2
Newco shall procure that each Relevant Employee shall be provided with pension benefits (including death benefits) (the “Newco Retirement Benefit Arrangements”) in respect of service on and from the Employee Transfer Date on a basis that complies with the requirements of the Pensions Act 2004 or any other applicable local law or regulation and the Business Sellers shall be responsible to fund benefits accrued or contributions that become due in respect of service under the Newco Retirement Benefit Arrangements on and from the Employee Transfer Date and prior to the Closing Date.

3	RBSG shall procure that Newco shall not participate in any Group Retirement Benefit Arrangements on and from the Employee Transfer Date.

4	RBSG shall, in respect of the Group Retirement Benefit Arrangements, indemnify Newco on an after-Tax basis against any liability of Newco:

4.1	due under the terms of the Group Retirement Benefit Arrangements;

4.2	in the form of a civil penalty imposed by the Pensions Regulator arising out of any act or omission by Newco while participating in the Group Retirement Benefit Arrangements;

4.3	consequent on any order made by the Pensions Ombudsman as a result of any act or omission by Newco while participating in the Group Retirement Benefit Arrangements;

4.4	arising under sections 75 or 75A of the Pensions Act 1995;

4.5	arising out of the exercise by the Pensions Regulator of any of its powers under sections 38 to 42 of the Pensions Act 2004 to issue a contribution notice on Newco;

4.6	arising out of the exercise by the Pensions Regulator of any of its powers under sections 43 to 51 of the Pensions Act 2004 to issue a financial support direction on Newco;

4.7	arising out of the exercise by the Pensions Regulator of its powers under section 52 of the Pensions Act 2004 (restoration orders).

Schedule 6
Reserved Matters

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 7

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 8
Business ATMs

***

*** Seventeen pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 9
Mid-Corporate Customers

***

*** Seven pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 10
Tax Deed Principles

The Tax Deed shall apply to govern the relationship between Newco and the RBSG Group in relation to Tax matters. Save as may be agreed to the contrary, the Tax Deed shall reflect (inter alia) the following general principles. For the purposes of this Schedule, references to “parties” shall be to the RBSG Group and Newco.

1	Liabilities

1.1	Subject to the remainder of this paragraph 1, Newco and each member of the RBSG Group shall be responsible for discharging any Taxes which fall on it as a matter of law.

1.2	Newco liabilities

1.2.1
Newco shall be responsible (by way of recharge) for any Taxes discharged by a member of the RBSG Group pursuant to a group payment arrangement or by virtue of being the representative member of the RBSG VAT Group or similar to the extent, in each case, such Taxes are attributable to the Businesses and which are payable in respect of any transaction occurring or deemed to occur after Closing or by reference to any profits earned, accrued, received or otherwise recognised (or deemed to be earned, accrued, received or otherwise recognised) after Closing.

1.2.2
Liabilities of RBSG and other members of the RBSG Group for or in respect of Taxes which are secondary liabilities which are the primary liability of Newco (and which do not fall within paragraph 1.3.1 below) shall be for the account of Newco.

1.2.3	Newco shall also bear the cost of any costs or expenses reasonably incurred by any member of the RBSG Group in connection with any liability referred to in paragraph 1.2.2 above.

1.3	RBSG Group liabilities

1.3.1	The following liabilities of Newco for or in respect of Taxes shall be for the account of the RBSG Group:

(i)
liabilities which are attributable to the Excluded Assets, the Excluded Business or the period ending at Closing (including any Tax or accounting period beginning before and ending after Closing, to the extent that it falls on or prior to Closing);

(ii)	degrouping charges;

(iii)	liabilities discharged by Newco pursuant to a group payment arrangement or by virtue of Tax grouping, to the extent that they are not attributable to the Businesses; and

(iv)	secondary liabilities which are the primary liability of a member of the RBSG Group.

1.3.2	The RBSG Group shall also bear the cost of:

(i)	any liability of Newco to make a group relief payment in respect of a liability the cost of which would otherwise be borne by the RBSG Group in accordance with paragraph 1.3.1 above; and

(ii)	any costs or expenses reasonably incurred by Newco in connection with any liability referred to in paragraph 1.3.1 or 1.3.2(i) above.

1.4	The liability of Newco described in paragraph 1.2, and the liability of members of the RBSG Group under paragraph 1.3, shall be limited only to the extent that the matter giving rise to the liability:

1.4.1
results from a voluntary act of the other party (other than an act carried out under a legally binding commitment created on or before Closing or at the written request of the other party, and an act of Newco shall not automatically be considered a voluntary act of RBSG by virtue of RBSG’s ownership shares in Newco); or

1.4.2
has been made good without cost to the other party or, in the case of a liability of the RBSG Group, to the extent that any member of the RBSG Group makes a capital contribution (including, prior to the date of an IPO, by way of share subscription) to Newco in respect of such matter (taking into account any Tax or Loss to which Newco is subject in respect of the contribution).

2	Reliefs

2.1	Subject to the remainder of this paragraph 2, each party shall be entitled to the benefit of any Relief, repayment of Tax or other Tax attribute that arises to it as a matter of law.

2.2
If a Relief or repayment of Tax arises to a party (the “First Party”) and that Relief or repayment of Tax is attributable to a matter in respect of which another party (the “Other Party”) is to bear the cost in accordance with paragraph 1 above or otherwise in accordance with this Agreement, then:

2.2.1	in the case of a Relief, the amount of that Relief shall fall to the credit of the Other Party to the extent that the First Party’s liability to Tax is reduced by reason of the Relief; and

2.2.2	in the case of a repayment of Tax, the net amount of such repayment shall fall to the credit of the Other Party,

whether by offset against any cost which that other party is required to bear in accordance with paragraph 1 or otherwise.

2.3
For example, Reliefs attributable to the Businesses which relate to any transaction occurring or deemed to occur after Closing or are calculated by reference to any losses or costs accruing after Closing shall generally be for the benefit of Newco, but (without limitation to the general principle) the following Reliefs shall be for the benefit of the RBSG Group to the extent that Newco’s liability to Tax is reduced by reason of the Relief:

2.3.1	Reliefs relating to any transaction the costs of which are borne by the RBSG Group, or by reference to any losses or costs accrued on or before Closing and borne by the RBSG Group;

2.3.2
Reliefs arising in respect of a loan relationship (or deemed loan relationship) within Part 5 or 6 Corporation Tax Act 2009 (“CTA 2009”) by virtue of the carrying value of such relationship being greater (in the case of an asset) or less (in the case of a liability)  than it would otherwise have been as a result of the operation of the relevant degrouping provision or in respect of the write-down of a “core deposit intangible” (as that term takes its meaning for accounting purposes) which is treated as being recognised in Newco’s accounts for the purpose of Part 5 or 8 CTA 2009 by virtue of the operation of the relevant degrouping provision, in each case to extent that the relevant degrouping charge is borne by the RBSG Group. For this purpose, a Relief shall be deemed to arise in respect of a loan relationship to the extent that Newco’s liability to corporation tax on income in respect of a related transaction (as defined in section 304 CTA 2009) or similar is less than it would be as a result of the carrying value of the relevant loan relationship being greater (in the case of an asset) or less (in the case of a liability)  than it would otherwise have been as a result of the operation of the relevant degrouping provision in circumstances where and to the extent that a Relief or Reliefs would have arisen if the related transaction has not been entered into;

2.3.3
Reliefs in respect of derivative contracts within Part 7 CTA 2009 and intangible fixed assets within Part 8 CTA 2009 equivalent to those referred to in paragraph 2.3.2, to extent that the relevant degrouping charge is borne by the RBSG Group; and

2.3.4
Reliefs relating to employee incentives, wages, salaries, bonuses, emoluments or other benefits to the extent that the cost of the relevant payment or other benefit has been borne by the RBSG Group in accordance with Schedule 4 (including by way of an issue of shares by RBSG).

The Tax Deed will also deal with the converse situations to those outlined in paragraphs 2.3.2 and 2.3.3 above in the event that there is a change of law which could result in a Relief accruing to the benefit of RBSG as a result of the relevant degrouping provision in circumstances where that Relief would unwind in Newco over time.

2.4
Reliefs (or other Tax attributes) may be made available where permitted by law (whether by transfer, surrender or the making of an election) from a member of the RBSG Group to Newco or vice versa for payment equal to the full amount of Tax that would have been due but for such Relief (or other Tax attribute) being made available (subject to paragraphs 2.1 and 2.5 and save as otherwise agreed including by virtue of paragraph 5.1 below).

2.5
In the event that Newco or a member of the RBSG Group is subject to a transfer pricing adjustment and a member of the RBSG Group (in a case where Newco is subject to the transfer pricing adjustment) or Newco (in a case where a member of the RBSG Group is subject to the transfer pricing adjustment) is entitled to claim a balancing adjustment as a result thereof, the party entitled to claim a balancing adjustment shall do so to the maximum extent permitted by law and shall surrender such balancing adjustment to the other party for nil consideration.

3	Compliance

3.1
The Tax Deed shall specify rights and responsibilities in relation to Tax compliance (which may be different for different Taxes) in relation to periods ended on or before the date of the IPO and periods commencing before and ending after the date of the IPO (but only in relation to the part of such period ending on the date of the IPO). Such rights and responsibilities will reflect and take account of the allocation of Taxes and Reliefs in accordance with paragraphs 1 and 2. Accordingly:

3.1.1
Newco will have control of its Tax returns (which shall not include, for the avoidance of doubt, Tax returns of the RBSG VAT Group) for accounting periods (or relevant parts thereof) during the period between Closing and IPO, subject to paragraphs 3.1.2 and 3.1.3;

3.1.2
the RBSG Group shall have the conduct of Tax compliance matters relating to any degrouping charge or other matter within paragraph 1.3 (subject to keeping Newco informed and giving reasonable consideration to any comments of Newco);

3.1.3
to the extent Newco requires Tax compliance support from RBSG (for example in the form of preparing, filing and dealing with Tax returns), the parties shall agree the terms on which such services are to be provided in accordance with Clause 5.12;

3.1.4
in the case of any Relief or repayment of Tax arising to the First Party the benefit of which falls to the Other Party in accordance with paragraph 2, the First Party shall provide such information to the Other Party as the Other Party may reasonably request in relation to any such Relief or repayment of Tax (including in respect of periods ending after the date of the IPO), and shall have the right (at its cost) to request verification by the auditors of the First Party from time to time; and

3.1.5
each party shall be obliged to co-operate with reasonable requests of the other party (including providing information and access to documents and personnel where reasonable) in relation to Tax returns, computations, reporting obligations, audits, enquiries and similar Tax matters relating to the Business. For the avoidance of doubt, requests which amount to Tax compliance support for Newco shall be dealt with in accordance with paragraph 3.1.3 and not this paragraph 3.1.5.

3.2
The Tax Deed shall specify rights and responsibilities in relation to the conduct of Tax-related disputes. Such rights and responsibilities will reflect and take account of the allocation of Taxes and Reliefs in accordance with paragraphs 1 and 2. In particular, the RBSG Group will have the conduct of disputes relating to any degrouping charge within paragraph 1.3.1(ii) (subject to any conditions, restrictions or limitations specified in the Tax Deed, including (without limitation) Newco being fully indemnified against all Losses).

3.3
Newco shall acknowledge that it will sign up to the Banking Code of Conduct by the time of the IPO or such earlier time as may be required or requested by HMRC. Each party shall provide the other with such information in relation to the Business, and shall take such steps or refrain from taking such steps, as the other shall reasonably require in order to allow that other party to comply with its obligations under the Banking Code of Conduct.

3.4
In relation to any Reliefs referred to in paragraph 2.3.2, Newco acknowledges that, prior to Closing, the RBSG Group may seek certain confirmations from HMRC in relation to the operation of section 345 Finance Act 2009 (“FA 2009”), including the effect of the operation of section 345(2)(c) FA 2009. Such confirmations may include confirmations as to the circumstances in which, and periods during which, Newco is entitled to any Reliefs which arise as a result of the operation of sections 336 and 345 FA 2009. Subject to any change in applicable Laws and Regulations, Newco agrees that (to the extent that section 345 FA 2009 has applied), it will prepare its Tax returns and otherwise conduct its Tax affairs (including for periods ending after the date of the IPO) in a manner which is consistent with any such confirmations received and shall provide the RBSG Group with information in relation thereto in accordance with paragraph 3.1.4.

4	Allocations and recharges

4.1
The Tax Deed will provide for appropriate recharges of VAT (and VAT repayments) as between Newco and the representative member of the RBSG VAT Group to the extent relating to supplies, imports and acquisitions made or deemed to be made by Newco and shall make provision for Newco leaving the RBSG VAT Group on Newco ceasing to be a subsidiary of RBSG.

4.2	The Tax Deed shall specify the extent to which bank levy attributable to periods during which Newco is a member of the same group as RBSG for bank levy purposes is to be recharged to Newco.

4.3	The Tax Deed shall specify the extent to which an amount which is disallowed under the worldwide debt rules is to be allocated to or borne by Newco.

5	Other Tax Matters

5.1
The Tax Deed shall specify the mechanism by which payments will be made by one party to the other under paragraphs 1 and 2. The parties shall agree such mechanism taking into account the Tax consequences thereof. The Tax Deed may, for example, provide for such payments to be made by way of adjustment to the consideration for the transfer of the Businesses to Newco or by way of adjustments to payments for group relief or, in the case of a Tax Liability where there are expected to be corresponding Reliefs, by way of interest-free loan to be repaid as and when such Reliefs are realised.

5.2	The Tax Deed shall specify that all payments will be made on an after-Tax basis.

5.3
In the event that Newco has any subsidiaries immediately after Closing, references to Newco in this Schedule shall be deemed to include references to any such subsidiary save where the context otherwise requires.

Schedule 11
Excluded GRG Customers

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*** Seventeen pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 12
Other provisions relating to the sale and purchase of the Businesses

1	Warranties

1.1
RBSG and each Business Seller, in respect only of itself (and, in the case of RBSG, the Newco Shares), warrants to the Investor and Newco that each of the warranties in Schedule 13 that relates to it (and, in the case of RBSG, the Newco Shares) is true and accurate as at the date of this Agreement.

1.2
RBSG undertakes to procure that no act shall be performed or omission allowed by any member of the RBSG Group which would result in the warranty in paragraph 3 of Schedule 13 being breached at the time of Exchange (as defined in the Exchangeable Bonds Conditions).

1.3
A breach of paragraph 1.1 or paragraph 1.2 of this Schedule 12 shall not entitle the Investor or Newco to terminate this Agreement, without prejudice to any right of the Investor or Newco to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.

1.4	The Business Sellers warrant to the Investor and Newco that the Businesses and Business Assets are owned and operated by them and by no other member of the RBSG Group.

2	Wrong pockets and access to books and records

2.1
If within two years after Closing it is found that any assets (including any Intellectual Property), which were either used prior to Closing exclusively in the Businesses or properly should be regarded as part of the Businesses, and provided that such finding is notified to the other party by the discovering party within two years after Closing which it shall be obliged to do, RBSG shall transfer or assign or procure that any other RBSG Group member shall transfer or assign its interest in such assets to Newco or such other member of its Group from time to time as Newco shall nominate, for nominal consideration and, on such issue of ownership coming or being brought to the attention of RBSG or the relevant RBSG Group member, then RBSG or such RBSG Group member shall immediately procure that the relevant interest in such assets is preserved and not exploited pending its transfer or assignment to Newco or as Newco nominates.

2.2
If within two years after Closing it is found that any assets (including any Intellectual Property), which were either used prior to Closing exclusively or predominantly by any RBSG Group member in the Excluded Business or properly should be regarded as part of the Excluded Business, and provided that such finding is notified to the other party by the discovering party within two years after Closing which it shall be obliged to do, Newco shall transfer or assign or procure that any other member of its Group from time to time shall transfer or assign its interest in such assets to RBSG or such other RBSG Group member as RBSG shall nominate, for nominal consideration and, on such issue of ownership coming or being brought to the attention of Newco or the relevant member of its Group, then Newco or such member of its Group shall immediately procure that the relevant interest in such assets is preserved and not exploited pending its transfer or assignment to RBSG or as RBSG nominates.

2.3
To the extent required in order for Newco to carry on the Businesses after Closing, the Business Sellers shall, subject to Law and Regulations, permit Newco reasonable access to books and records relating to the Businesses and not transferred to Newco pursuant to this Agreement.

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*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 13
Warranties

1	Capacity

1.1	RBSG and each Business Seller is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

1.2	RBSG and each Business Seller has the requisite capacity, power and authority to enter into and perform this Agreement and any Transaction Documents.

1.3	This Agreement constitutes and the other Transaction Documents will, when executed, constitute valid and binding obligations of RBSG and each Business Seller in accordance with their respective terms.

1.4
The execution and delivery of this Agreement and those of the other Transaction Documents to which RBSG or a Business Seller is a party, and the performance by RBSG or a Business Seller of its obligations under such documents, will not:

1.4.1	result in a material breach of any contract by which it is bound; or

1.4.2	result in a breach of any order, judgment, decision or decree of Regulatory Authority by which it is bound; or

1.4.3	require the consent of its shareholders.

2	Insolvency

2.1	No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of RBSG or a Business Seller.

2.2	No administration order has been made or petition presented or application made for such an order and no administrator has been appointed in respect of RBSG or a Business Seller.

2.3	No composition or similar arrangement with creditors including but not limited to a voluntary arrangement under Part 1 of the Insolvency Act 1986 is in force in respect of RBSG or a Business Seller.

2.4	No moratorium under Schedule A1 Insolvency Act 1986 is in force in respect of RBSG or a Business Seller.

3	Newco Shares

The Newco Shares, when issued to the Investor on Exchange (as defined in the Exchangeable Bonds Conditions), will be fully paid, duly and validly issued, free from all Encumbrances and will in all respects rank pari passu with all fully paid ordinary shares in Newco in issue as at that date and at least pari passu in all respects with any other shares in the capital of Newco.

Schedule 14

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*** Eight pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 15
Information provision and conduct of business

1	Information provision

1.1	RBSG:

1.1.1
shall provide to the Investor the same information in relation to the Businesses as is provided to the committee of RBSG representatives responsible for the management of the Businesses (in their capacity as such) from time to time; and

1.1.2	shall keep the Investor informed as to the progress being made in connection with Separation and the material issues, developments and decisions made in relation to Separation,

provided that (i) such information received by the Investor shall be deemed to be RBS Confidential Information for the purposes of Clause 15 and (ii) RBS shall not be required to send to the Investor such information to the extent that to do so would be contrary to the requirements of the UK Regulators.

2	Conduct of business

2.1
Subject to the need at all times for the Businesses to be conducted subject to, and within the parameters of, the RBS Policies and in compliance with Law and Regulations, RBSG shall procure in so far as it is able to do so (and it shall exercise all rights and powers it has in order to procure) that the Businesses are:

2.1.1	carried on as a going concern and with a view to a profit; and

2.1.2	carried on in the ordinary and usual course of trading as carried on prior to the date of this Agreement; and

2.1.3	constituted and carried on as anticipated by the Plans (as they may be amended in accordance with this Agreement), and with a view to delivering the outcomes contemplated by those Plans.

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*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Appendix A

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 0*** Thirty-five pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Appendix B

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*** Sixty-seven pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Appendix C

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*** Thirty-two pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Appendix D

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 *** Thirty-six pages of material has been omitted pursuant to a request for confidential treatment and has been filed separately.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.